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                                                                    EXHIBIT 2.5

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of this 3rd day of March, 1999, by and among STC BROADCASTING, INC., a Delaware corporation ("STC"), STC LICENSE COMPANY, a Delaware corporation and a wholly-owned subsidiary of STC ("STC LICENSEE") (each of the foregoing entities referred to herein individually as "SELLER" and collectively as "SELLERS"), and NEXSTAR BROADCASTING OF ROCHESTER, LLC, a Delaware limited liability company ("BUYER").

      WHEREAS, STC Licensee is the licensee of television broadcast station WROC-TV, Channel 8, Rochester, New York (the "STATION") pursuant to certain authorizations issued by the FCC, and STC operates the Station and owns and leases certain assets used in connection with the operation of the Station; and

      WHEREAS, Sellers desire to sell, assign and transfer the assets and business of the Station as described below, and Buyer desires to acquire the assets and business of the Station as described below, and to assume certain liabilities of Sellers and the Station as described below, all on the terms described in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:


                                   ARTICLE 1.
                           DEFINITIONS AND REFERENCES

      Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement.




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                                   ARTICLE 2.
                  SALE AND PURCHASE OF ASSETS; ESCROW DEPOSIT;
          PURCHASE PRICE; PRORATION AMOUNTS; ASSUMPTION OF LIABILITIES


      2.1.   ASSET SALE AND PURCHASE OF ASSETS.

             Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire, pay for and accept from Sellers, all right, title and interest of Sellers in, to and under all real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible, wheresoever located, owned, leased, used or held for use by Sellers in connection with the business and operations of the Station (collectively, the "ASSETS"); but excluding the Excluded Assets described in Section 2.2.

             The Assets shall include, without limitation, all right, title and interest of Sellers in, to and under the following:

             2.1.1.  FCC LICENSES.

                     All licenses, permits and other authorizations issued by the FCC to either Seller for the operation of the Station (the "FCC LICENSES"), including without limitation those listed in Schedule 2.1.1, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto.

             2.1.2.  REAL AND LEASED PROPERTY INTERESTS.

                     (a) All the real property owned by Sellers including, without limitation, all land, fee interests, easements and other interests of every kind and description in real property, buildings, structures, fixtures, appurtenances, towers and antennae, and other improvements thereon owned by Sellers ("REAL PROPERTY"), including, without limitation, all of those items listed or described in Schedule 2.1.2.

                     (b) All the real property leasehold interests of Sellers including, without limitation, leases and subleases of any land, easements and other real property leasehold interests of every kind and description in real property, buildings, structures, fixtures, appurtenances, towers and antennae, and other improvements thereon leased by Sellers in connection with the business and operations of the Station ("LEASED PROPERTY"), including, without limitation, all of those items listed or described in Schedule 2.1.2.




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             2.1.3.  TANGIBLE PERSONAL PROPERTY.

                     All of the furniture, fixtures, furnishings, machinery, computers, equipment, inventory, spare parts, supplies, office materials and other tangible property of every kind and description maintained, owned, leased, used or held for use by Sellers in connection with the business and operations of the Station, including, without limitation, those items which are set forth and identified in Schedule 2.1.3 (which is intended to identify those having a book value in excess of Ten Thousand Dollars ($10,000)), together with any replacements thereof and additions thereto made before the Closing Date, and less any retirements or dispositions thereof made before the Closing Date in the Ordinary Course of Business.

             2.1.4.  INTELLECTUAL PROPERTY.

                     All of the service marks, copyrights, franchises, trademarks, trade names, domain names, jingles, slogans, logotypes, trade secrets, confidential information, technical and computer data, documentation and software, business and marketing plans and all other intangible assets maintained, owned, used or held for use by Sellers in connection with the business and operations of the Station (including any and all applications, registrations, extensions and renewals relating thereto) (collectively, the "INTELLECTUAL PROPERTY"), and all of the rights, benefits and privileges associated therewith, including, without limitation, those set forth and identified in Schedule 2.1.4 and the right to use the "WROC" call letters for the Station.

             2.1.5.  PROGRAM CONTRACTS.

                     Except for the Excluded Contracts, the program licenses and contracts under which Sellers are authorized to broadcast programs on the Station (collectively the "PROGRAM CONTRACTS"), including without limitation,
(a) all program (cash and non-cash) licenses and contracts listed on Schedule 2.1.5, and (b) any other such program contracts that are entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement.

             2.1.6.  TRADE-OUT AGREEMENTS.

                     Except for the Excluded Contracts, all contracts and agreements (excluding Program Contracts) pursuant to which Sellers have sold, traded or bartered commercial air time on the Station in consideration for any property or services in lieu of or in addition to cash (collectively, the "TRADE-OUT AGREEMENTS"), including, without limitation, those set forth and identified in Schedule 2.1.6.




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             2.1.7.  BROADCAST TIME SALES AGREEMENT.

                     Except for the Excluded Contracts, all contracts and agreements pursuant to which Sellers have sold commercial air time on the Station for cash (collectively the "TIME SALES AGREEMENTS").

             2.1.8.  OPERATING CONTRACTS.

                     The other contracts and agreements entered into by Sellers in connection with the business and operations of the Station, including, without limitation, those listed on Schedule 2.1.8 (including, without limitation, employment agreements and talent contracts, collective bargaining agreements, network affiliation agreements and national and local advertising representation agreements for the Station), together with all contracts and agreements that will be entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement (collectively, the "OPERATING CONTRACTS" and together with the Program Contracts, and the Trade-out Agreements and the Time Sales Agreements, the "STATION CONTRACTS"); provided, that, in each case, unless Buyer otherwise accepts such contract or agreement in writing, neither the Program Contracts, the Trade-Out Agreements, the Time Sales Agreements or the Operating Contracts will include (a) any contract or agreement that is required by Section 3.14.1 to be, but which is not, described on any of Schedules 2.1.5, 2.1.6 or 2.1.8, or (b) any contract or agreement that is entered into in breach of any of Sections 6.1.3, 6.1.4,
6.1.5 or 6.1.6 (collectively, such contracts and agreements described in clauses (a) and (b), the "EXCLUDED CONTRACTS").

             2.1.9.  VEHICLES.

                     Except for the vehicle described on Schedule 2.2.13, all automotive equipment and motor vehicles maintained, owned, leased, used or held for use by Sellers in connection with the business and operations of the Station, including, without limitation, those set forth and described in
Schedule 2.1.9.

             2.1.10. FILES AND RECORDS.

                     All engineering, business and other books, papers, logs, files, and accounting, financial and other records pertaining to the business and operations of the Station, but not the documents, books and records described in Section 2.2.8.

             2.1.11. AUXILIARY FACILITIES.

                     All translators, earth stations, and other auxiliary facilities, and all applications therefor, owned, leased, used or held for use by Sellers in connection with the business and operations of the Station.




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             2.1.12. PERMITS AND LICENSES.

                     All permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, any court or Governmental Authority (other than the FCC) in any jurisdiction, which have been issued or granted to or are owned, used or held for use by Sellers in connection with the business and operations of the Station and all pending applications therefor.

             2.1.13. GOODWILL.

                     The business of the Stations as a "going concern," customer relationships and goodwill.


      2.2.   EXCLUDED ASSETS.

             Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the Assets and retained by Sellers, the following assets (collectively, the "EXCLUDED ASSETS"):

             2.2.1.  CASH.

                     All cash and cash equivalents held by Sellers, all interest payable in connection with any such cash, cash equivalents or short term investments, bank balances and rights in and to bank accounts, marketable and other securities of Sellers.

             2.2.2.  ACCOUNT RECEIVABLE.

                     All Accounts Receivable.

             2.2.3.  DEPOSITS AND PREPAID EXPENSES.

                     All deposits (other than deposits under Program Contracts, to the extent apportioned to Buyer pursuant to Section 2.6.1), and prepaid expenses of the Station and Sellers; provided, however, that such deposits and prepaid expenses shall be included in the Assets conveyed pursuant hereto to the extent that Sellers receive a credit therefor in the calculation of the Proration Amount pursuant to Section 2.6.

             2.2.4.  PERSONAL PROPERTY DISPOSED OF.

                     All tangible personal property disposed of or consumed in the Ordinary Course of Business as permitted by this Agreement.




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             2.2.5.  INSURANCE.

                     Except for the Health Insurance Contracts, all contracts of insurance and all insurance plans and the assets thereof; provided, however, in the event of any loss or damage by fire or other casualty or other cause occurring prior to the Non-License Transfer or the Closing, as the case may be, insurance proceeds received by Sellers with respect to such loss or damage shall belong to and be paid over to Buyer at the Non-License Transfer or the Closing, as the case may be, or upon receipt by Sellers, if later, to the extent that such proceeds have not been used to restore, replace or repair such damaged Assets; provided, further, that upon the receipt by Buyer of such insurance proceeds, Sellers shall have no further liability to Buyer to the extent of the insurance proceeds received by Buyer for any such loss or damage (pursuant to the indemnification provisions of this Agreement or otherwise).

             2.2.6.  EMPLOYEE PLANS AND ASSETS.

                     Except for the Health Insurance Contracts, all Plans, Benefit Arrangements, Qualified Plans and Welfare Plans and the assets thereof.

             2.2.7.  RIGHT TO TAX REFUNDS.

                     Any and all claims of Sellers with respect to any Tax refunds.

             2.2.8.  CERTAIN BOOKS AND RECORDS.

                     All of (a) Sellers' organizational documents and other corporate records, and originals of account books of original entry, (b) duplicated copies of any books, records, accounts, checks, payment records, Tax records (including payroll, unemployment, real estate and other Tax records) and other similar books, records and information of Sellers relating to the operation of the business of the Station prior to the Closing Date, (c) all records prepared by or on behalf of Sellers in connection with the sale of the Station, and (d) all records and documents to the extent relating to any Excluded Assets.

             2.2.9.  THIRD-PARTY CLAIMS.

                     All rights and claims of Sellers whether mature, contingent or otherwise, against third parties relating to the business and operations of the Station during the period prior to the Closing Date, whether in tort, contract, or otherwise.




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             2.2.10. RIGHTS UNDER THIS AGREEMENT.

                     All of the rights of Sellers under or pursuant to this Agreement or any other rights in favor of Sellers pursuant to the other agreements contemplated hereby or thereby.

             2.2.11. NAME.

                     All rights to the name "STC" and "STC Broadcasting" and any logo or variation thereof and the goodwill associated therewith.

             2.2.12. SECURITIES.

                     All capital stock or other securities of any direct or indirect subsidiary of Sellers.

             2.2.13. EXCLUDED CONTRACTS AND UNRELATED ASSETS.

                     The contracts, agreements and any other assets listed on
Schedule 2.2.13, and the rights of Sellers under the Excluded Contracts.


      2.3.   ESCROW DEPOSIT.

             For and in partial consideration of the execution and delivery of this Agreement, simultaneously with the execution and delivery of this Agreement, Buyer is depositing in escrow with the Deposit Escrow Agent an amount equal to Four Million Six Hundred Thousand Dollars ($4,600,000) in cash, said amount to be held as an earnest money deposit (the "DEPOSIT"), in accordance with the terms and conditions of this Agreement and the Deposit Escrow Agreement.


      2.4.   PURCHASE PRICE.

             For and in consideration of the conveyances and assignments described herein and in addition to the assumption of Liabilities as set forth in Section 2.8, Buyer agrees to pay to Sellers, and Sellers agree to accept from Buyer, an amount equal to Forty-Six Million Dollars ($46,000,000) (the "BASE PURCHASE PRICE"), plus or minus (as the case may be) the Proration Amount (the Base Purchase Price, as adjusted by the Proration Amount, the "PURCHASE PRICE"). The Purchase Price shall be payable as described in Section 2.5. The Purchase Price shall be allocated among the Assets in accordance with Section 2.7.




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      2.5.   PAYMENT OF PURCHASE PRICE.

             2.5.1. At the Non-License Transfer pursuant to Section 11.1, (a) Buyer shall pay to Sellers by wire transfer of immediately available funds to an account or accounts which will be identified by Sellers not less than two
(2) days prior to the Non-License Transfer Date, an amount equal to Forty-Three Million Dollars ($43,000,000) of the Base Purchase Price (plus or minus, as the case may be, the Proration Amount), and (b) Buyer and Sellers shall cause the Deposit to be returned to Buyer in accordance with the joint written instructions of Buyer and Sellers.

             2.5.2. The Purchase Price (less any amounts paid to Sellers at a Non-License Transfer) shall be paid by Buyer to Sellers at the Closing by wire transfer of immediately available funds to an account or accounts which will be identified by Sellers not less than two (2) days prior to the Closing Date.


      2.6.   PRORATION AMOUNT.

             2.6.1. At least five (5) days prior to the Transfer Date, Sellers shall make a good faith estimate of the adjustments to the Base Purchase Price customary in television broadcast station transactions for Proration Items (the "PRORATION AMOUNT") to reflect that all Proration Items of the Station shall be apportioned between Buyer and Sellers in accordance with the principle that Sellers shall receive the benefit of all refunds, deposits (other than deposits under Program Contracts, to the extent of the amount of such deposits set forth on Schedule 2.1.5, which deposits shall be prorated based on the percentage of the term that the film or program was permitted or required to be aired on the Station before the Transfer Date and the percentage of the term that the film or program is permitted or required to be aired on and after the Transfer Date) and prepaid expenses, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the business or operations of the Station for the period prior to the Transfer Date, and Buyer shall receive the benefit of all refunds, deposits and prepaid expenses, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the business or operations of the Station from and after the Transfer Date. Notwithstanding the foregoing, there shall be no adjustment or proration (a) for the Accounts Receivable; (b) for the Assumed Accrued Employee Liabilities; provided, however, that in consideration of Buyer's assumption of such Liabilities, Buyer shall receive a credit in the amount of Seventy-Five Thousand Dollars ($75,000) in connection with the calculation of the Proration Amount; (c) for any prepayments (other than deposits as provided for above) under any Program Contract; or (d) for any negative or positive net trade balance of the Station except to the extent that the net negative trade balance (i.e., the amount by which the aggregate value of goods or services to be received under all Trade-out Agreements is less than the aggregate value of any advertising time remaining to be run under




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all Trade-out Agreements) or the net positive trade balance (i.e., the amount by which the aggregate value of any advertising time remaining to be run under all Trade-out Agreements is greater than the aggregate value of goods or services to be received under all Trade-out Agreements) for the Station exceeds Twenty-Five Thousand Dollars ($25,000) as of immediately prior to the Transfer Date. With respect to amounts due under the Program Contracts as of the Transfer Date, only those amounts first becoming due and payable during the month in which the Transfer Date occurs shall be prorated (it being understood and agreed that obligations for payments with respect to Program Contracts first becoming due and payable prior to the month during which the Transfer Date occurs will be allocated solely to Sellers), and such amounts shall be prorated based on time elapsed and not actual use of the runs. If there shall be a Non-License Transfer, then prorations and adjustments for Proration Items related to the License Assets shall be made pursuant to this Section 2.6 as of the Closing Date. Determinations pursuant to this Section 2.6 shall be made in accordance with GAAP.

             2.6.2 Within one hundred twenty (120) days after the Transfer Date, Buyer shall deliver to Sellers in writing and in reasonable detail a good faith final determination of the Proration Amount determined as of the Transfer Date under Section 2.6.1 ("FINAL PRORATION AMOUNT"). Sellers shall assist Buyer in making such determination, and Buyer shall provide Sellers with reasonable access to the properties, books and records relating to the Station for the purpose of determining the Final Proration Amount. Sellers shall have the right to review the computations and workpapers used in connection with Buyer's preparation of the Final Proration Amount. If Sellers disagree with the amount of the Final Proration Amount determined by Buyer, Sellers shall so notify Buyer in writing within thirty (30) days after the date of receipt of Buyer's Final Proration Amount, specifying in detail any point of disagreement. If Sellers fail to notify Buyer of any disagreement with Buyer's determination of the Final Proration Amount within such thirty (30) day period, then Buyer's determination of the Final Proration Amount shall be final as between the parties. After the receipt of any notice of disagreement, Buyer and Sellers shall negotiate in good faith to resolve any disagreements regarding the Final Proration Amount. If any such disagreement cannot be resolved by Sellers and Buyer within thirty (30) days after Buyer has received notice from Sellers of the existence of such disagreement, Buyer and Sellers shall jointly select a nationally recognized independent public accounting firm (the "ACCOUNTING FIRM"), to review Buyer's determination of the Final Proration Amount and to resolve as soon as possible all points of disagreement raised by Sellers. All determinations made by the Accounting Firm with respect to the Final Proration Amount shall be final, conclusive and binding on Buyer and Sellers. The fees and expenses of the Accounting Firm incurred in connection with any such determination shall be shared one-half by Buyer and one-half by Sellers.




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                     If the Final Proration Amount is such that Buyer's payment of the Proration Amount was an underpayment to Sellers, then Buyer shall pay such underpayment amount to Sellers in cash, within five (5) business days following the final determination of the Final Proration Amount, plus interest on such underpayment amount at an annual rate of eight percent (8%) from the Transfer Date to the date of such payment to Sellers. If the Final Proration Amount is such that Buyer's payment of the Proration Amount was an overpayment to Sellers, then Sellers shall pay such overpayment amount to Buyer in cash within two (2) business days following the final determination of the Final Proration Amount, plus interest on such overpayment amount at an annual rate of eight percent (8%) from the Transfer Date to the date of such payment to Buyer. Any amounts paid pursuant to this Section 2.6.2 shall be by wire transfer of immediately available funds for credit to the recipient at a bank account identified by such recipient in writing.

                     Buyer and Sellers agree that prior to the date of the final determination of the Final Proration Amount pursuant to this Section
2.6.2 (by the Accounting Firm or otherwise), neither party will destroy any records pertaining to, or necessary for, the final determination of the Final Proration Amount.


      2.7.   ALLOCATION OF PURCHASE PRICE.

             As promptly as reasonably practicable following execution of this Agreement, Sellers and Buyer agree to retain Bond & Pecaro (the "APPRAISAL FIRM") to appraise the classes of Assets of the Station based on the Base Purchase Price for the Station. The Appraisal Firm shall be instructed to perform such appraisal and deliver a written report thereof to Sellers and Buyer as soon as reasonably practicable (the "APPRAISAL REPORT"). Sellers, on the one hand, and Buyer, on the other hand, shall each pay one-half (1/2) of the fees, costs and expenses of the Appraisal Firm whether or not the transactions contemplated hereby are consummated; provided, however, that the amount of the fees, costs and expenses of the Appraisal Firm payable by Buyer shall not exceed Ten Thousand Dollars ($10,000). Sellers and Buyer each represent, warrant, covenant and agree with each other that the Base Purchase Price shall be allocated among the classes of Assets for the Station as set forth in the Appraisal Report. Sellers and Buyer agree, pursuant to Section 1060 of the Code, that the Base Purchase Price shall be allocated in accordance with this Section 2.7, and that all Tax returns and reports shall be filed consistent with such allocation. The parties acknowledge and agree that the payment of the Purchase Price as contemplated herein does not reflect the allocation among classes of Assets for the Station as determined pursuant to this Section 2.7. Notwithstanding any other provision of this Agreement, the provisions of this Section 2.7 shall survive the Non-License Transfer Date and the Closing Date without limitation.




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      2.8.   ASSUMPTION OF LIABILITIES.

             2.8.1. At the Non-License Transfer, Buyer shall assume, and shall agree to pay, perform and discharge as and when the same become due and payable or are required to be performed, (a) all Liabilities arising on or after, and relating to the period from and after, the Non-License Transfer Date under the Station Contracts, (b) all Liabilities arising out of events occurring on or after the Non-License Transfer Date related to the business or operations of the Station or Buyer's ownership of the Non-License Assets, (c) all Liabilities for which Buyer receives a credit in connection with the calculation of the Proration Amount, and (d) the Assumed Accrued Employee Liabilities; provided, however, that the Assumed Liabilities shall not include any Liability under any Excluded Contract.

             2.8.2. To the extent not assumed by Buyer at the Non-License Transfer, at the Closing, Buyer shall assume, and shall agree to pay, perform and discharge as and when the same become due and payable or are required to be performed, (a) all Liabilities arising on or after, and relating to the period from and after, the Closing Date under the Station Contracts and the FCC Licenses, (b) all Liabilities arising out of events occurring on or after the Closing Date related to the business or operations of the Station or Buyer's ownership of the Assets, (c) all Liabilities for which Buyer receives a credit in connection with the calculation of the Proration Amount, and (d) the Assumed Accrued Employee Liabilities; provided, however, that the Assumed Liabilities shall not include any Liability under any Excluded Contract.

             2.8.3. Except for the Assumed Liabilities, Buyer assumes no other Liabilities of any kind or description.


                                   ARTICLE 3.
                   REPRESENTATIONS AND WARRANTIES BY SELLERS

      Sellers jointly and severally represent and warrant to Buyer as follows:


      3.1.   ORGANIZATION AND STANDING.

             Each Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in any jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Sellers have the corporate power and authority to own, lease and otherwise to hold and operate the Assets, to carry on the business of the Station as now conducted,




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and to enter into and perform the terms of this Agreement, the other Seller
Documents and the transactions contemplated hereby and thereby.


      3.2.   AUTHORIZATION.

             The execution, delivery and performance of this Agreement and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate actions of Sellers (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement and the Deposit Escrow Agreement constitute, and upon execution and delivery each other Seller Document will constitute, valid and binding agreements and obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.


      3.3.   COMPLIANCE WITH LAWS.

             Sellers are in compliance in all material respects with all Laws applicable to Sellers, to the Assets, to the Station and to the business and operations of Sellers. Sellers have obtained and hold all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Authorities necessary in order to conduct the operations of the Station as presently conducted, except for such permits, licenses and approvals for which the failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.


      3.4.   CONSENTS AND APPROVALS; NO CONFLICTS.

             3.4.1. The execution and delivery of this Agreement, and the performance of the transactions contemplated herein by Sellers, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Person in connection with any Station Contract, except that certain of the Station Contracts may be assigned only with the consent of third parties, as specified in Schedule 3.4.1, and except for any consent, approval, authorization, action, filing or notification, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

             3.4.2. The execution and delivery of this Agreement, and the performance of the transactions contemplated herein by Sellers, will not require




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any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority where the failure to make such filing or obtain such consent would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except as follows:
(a) filings required under Hart-Scott-Rodino, (b) consents to the assignment of the FCC Licenses to Buyer by the FCC, and (c) filings, if any, with respect to real estate transfer taxes.

             3.4.3. Assuming all consents, approvals, authorizations and other actions described in Section 3.4.1 and Section 3.4.2 have been obtained and all filings and notifications described in Section 3.4.1 and Section 3.4.2 have been made, the execution, delivery and performance of this Agreement and the other Seller Documents by Sellers do not and will not (a) conflict with or violate any Law applicable to Sellers, the Assets or the Station or by which any of the Assets or the Station is subject or affected, (b) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract or agreement to which either Seller is a party or by which either Seller is bound or to which any of the Assets or the Station is subject or affected, (c) result in the creation of any Encumbrance upon the Assets, or (d) conflict with or violate the organizational documents of Sellers; except where any such conflict, violation or breach would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.


      3.5.   FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

             3.5.1. Sellers have provided to Buyer the unaudited balance sheet of the Station as of December 31, 1997, and December 31, 1998, and the unaudited statements of operations of the Station for the years ended December 31, 1997, and December 31, 1998. The financial statements referred to in this
Section 3.5.1 (a) present fairly in all material respects the financial condition of the Station as of the respective dates and the results of operations for the respective periods indicated, and (b) have been prepared in accordance with GAAP (except that the financial statements referred to in this Section 3.5.1 do not contain all footnotes required under GAAP and do not include statements of cashflows).

             3.5.2. There exist no Liabilities of the Station relating to, or arising out of, the business or operations of the Station, contingent or absolute, matured or unmatured, known or unknown, except (a) as reflected on the unaudited balance sheet as of December 31, 1998 (the "CURRENT BALANCE SHEET DATE") referred to in Section 3.5.1, (b) for Liabilities that were incurred after the Current Balance Sheet Date in the Ordinary Course of Business and (c) for Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      3.6.   ABSENCE OF CERTAIN CHANGES OR EVENTS.

             There has been no Material Adverse Effect since the Current Balance Sheet Date through the date of this Agreement. Since the Current Balance Sheet Date, Sellers have conducted the business of the Station in the Ordinary Course of Business, and Sellers have not (a) incurred loss of, or injury to, any of the Assets as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty, except for such losses or injuries which have been cured in accordance with Section 8.2; (b) incurred, or become subject to, any Liability, except current Liabilities incurred in the Ordinary Course of Business; (c) mortgaged, pledged or subjected to any Encumbrance any of its Assets other than Encumbrances in connection with Liabilities arising under any credit or loan agreement between Sellers and their lenders; (d) sold, exchanged, transferred or otherwise disposed of any Assets, or canceled any debts or claims; (e) entered into any transactions other than in the Ordinary Course of Business; (f) made any material change in any method of accounting or accounting practice; or (g) made any agreement to do any of the foregoing.


      3.7.   ABSENCE OF LITIGATION.

             Except as set forth on Schedule 3.7, as of the date hereof there is no action, suit, investigation, claim, arbitration or litigation pending or, to the knowledge of Sellers, threatened against Sellers, the Assets or the Station by or before any Governmental Authority that would reasonably be expected to, individually or in the aggregate, (a) have a Material Adverse Effect, or (b) challenge or seek to prevent, enjoin, alter or materially delay the transaction contemplated hereby.


      3.8.   ASSETS.

             Except for the Excluded Assets, the Assets include all of the assets or property used in the business of the Station as presently operated. Sellers are the owners of, and have good title to, or have a good and valid leasehold or license interest in and to, the Assets free and clear of any Encumbrances, except for and subject only to (a) the Permitted Encumbrances,
(b) those Encumbrances listed in Schedule 3.8, which shall be discharged and removed on or prior to the Transfer Date, and (c) as to the Real Property, those Encumbrances listed in Schedule 3.10 which, to the extent so indicated in
Schedule 3.10, shall be discharged and removed on or prior to the Transfer Date. At the Non-License Transfer and the Closing, Buyer shall acquire good title to, and all right, title and interest in and to the Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances.

      3.9.   FCC MATTERS.

             STC Licensee holds the FCC Licenses listed as held by STC Licensee on Schedule 2.1.1. The FCC Licenses constitute all of the licenses, permits and authorizations from the FCC that are required for the business and operations of the Station. The FCC Licenses are valid and in full force and effect through the dates set forth on Schedule 2.1.1, unimpaired by any condition which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Station has been operated by Sellers in all material respects in accordance with the terms of the FCC Licenses. Except as set forth on Schedule 3.9, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses, and, except for actions or proceedings affecting television broadcast stations generally, no application, complaint, action or proceeding is pending or, to Sellers' knowledge, threatened that may result in the (a) the revocation, modification, non-renewal or suspension of any of the FCC Licenses, (b) the issuance of a cease-and-desist order, or (c) the imposition of any administrative or judicial sanction with respect to the Station. Sellers have no knowledge of any facts, conditions or events relating to Sellers or the Station including, without limitation, compliance by Sellers with the Children's Television Act, that would reasonably be expected to cause the FCC to deny the assignment of the FCC Licenses as provided for in this Agreement. Sellers have filed with the FCC all reports, forms and statements required by the FCC to be filed by Sellers relating to the Station, including, without limitation, applications for renewal of authority required by applicable Laws.


      3.10.  REAL PROPERTY.

             3.10.1. STC has good and marketable title to the Real Property listed in Schedule 2.1.2, free and clear of all Encumbrances, except for (a) those items listed in Schedule 3.10 (which, to the extent so indicated on Schedule 3.10, shall be discharged and removed on or prior to the Transfer
Date), and (b) Permitted Encumbrances. Schedule 2.1.2 sets forth the address and the legal description of each parcel of real property owned by Sellers and used or held for use in the operation of the Station.

             3.10.2. STC has a valid leasehold interest in all Leased Property listed as leased by STC in Schedule 2.1.2. Schedule 2.1.2 lists all leases, subleases and other occupancy agreements (the "LEASES") pursuant to which any of the Leased Property is leased by Sellers. STC is the owner and holder of all the Leased Property purported to be granted by the Leases. Each Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against STC and, to the knowledge of Sellers, each other party thereto, and grants the leasehold interest it purports to grant. STC has complied with all of the material provisions of the Leases and is not in default thereunder in any material respect, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default by Sellers or, to the knowledge of Sellers, any other parties to the Leases.

             3.10.3. The Real Property and the Leased Property listed in
Schedule 2.1.2 constitute all of the real property owned, leased, used or held for use by Sellers in the business and operations of the Station. Except as set forth in Schedule 3.10 and except for any Permitted Encumbrances, other than Sellers, no Person occupies or has the current or future right to occupy, the Real Property (or the Leased Property in a manner that would infringe Sellers' right with respect thereto).

             3.10.4. All buildings, structures, fixtures and other improvements on the Real Property are in sufficient operating condition and adequate repair (ordinary wear and tear excepted) for the purposes to which they are currently devoted.

             3.10.5. To the knowledge of Sellers, no portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending.

             3.10.6. Sellers have delivered to Buyer copies of title policies and surveys prepared in connection with the acquisition of the Real Property by Sellers.


      3.11.  CONDITION OF TANGIBLE ASSETS.

             Except as set forth on Schedule 3.11, all tangible Assets presently in use are in operating condition and adequate repair (ordinary wear and tear excepted) for the purposes to which they are currently devoted.


      3.12.  INTELLECTUAL PROPERTY.

             Schedule 2.1.4 contains a true, correct and complete listing of all registered or applied-for Intellectual Property owned or licensed by or registered in the name of Sellers which is used in the business and operations of the Station. Except as set forth in Schedule 3.4.1, all Intellectual Property owned or licensed by Sellers and used or held for use in the business and operations of the Station is transferable to Buyer by the sole act and deed of Sellers. Except as set forth in Schedule 3.4.1, no consent on the part of, notice to or filing with any other person is necessary in connection with the transfer to Buyer of such Intellectual Property. No royalty is payable to any Person as a result of or with respect to the use of any Intellectual Property. Sellers own or possess pursuant to a valid and enforceable license, all rights to use all such Intellectual Property material to the conduct of the business of the Station. Sellers do not have any knowledge and Sellers have not received any notice to the effect that the conduct of the business of the Station may infringe, misappropriate or conflict with any Intellectual Property right or other legally protectable right of another. Sellers have the right to the use of the call letters "WROC-TV" pursuant to the rules and regulations of the FCC. Sellers have no knowledge of any claim by another Person contesting the validity, enforceability, use or ownership of any Intellectual Property or any grounds for the same.


      3.13.  REPORTS AND RECORDS.

             All material returns, reports and statements relating to the Station required to be filed by Sellers with the FCC or any other Governmental Authority have been filed and when filed were correct and complete in all material respects. All such reports, returns and statements shall continue to be filed on a current basis until the Closing Date, and will be correct and complete in all material respects when filed. All documents required by the FCC's rules to be placed in the Station's public files by Sellers have been placed and are being held in such files. All logs and business records of every type and nature relating to the business and operations of the Station have been maintained in all material respects in accordance with the rules and regulations of the FCC.


      3.14.  STATION CONTRACTS.

             3.14.1. The Station Contracts set forth in Schedules 2.1.5, 2.1.6 and 2.1.8 are all of the contracts and agreements relating to the Assets, to the Station or to the business and operations thereof, other than (a) Time Sales Agreements entered into in the Ordinary Course of Business; and (b) contracts and agreements which are not Subject Agreements and which do not require payments of more than Ten Thousand Dollars ($10,000) per contract per year or One Hundred Fifty Thousand Dollars ($150,000) per year in the aggregate. Complete and correct copies of all Station Contracts have been made available to Buyer.

             3.14.2. Sellers represent and warrant to Buyer that (a) each Station Contract is in full force and effect; (b) Sellers are not in breach or default of the terms of any Station Contract in any material respect; (c) none of the material rights of Sellers under any Station Contract will be subject to termination or modification, nor will a default occur, as a result of the consummation of the transactions contemplated hereby, except to the extent that failure to obtain the prior consent to assignment thereof (to the extent set forth on Schedule 3.4.1) of any party thereto shall or could be interpreted to constitute a termination or modification of or a default under any such Station Contract; and (d) to the knowledge of Sellers, no other party to any Station Contract is in material breach or default of the terms thereunder.

      3.15.  TAXES.

             3.15.1. Sellers have (or, in the case of returns becoming due after the date hereof and on or before the Transfer Date, will have prior to the Transfer Date) duly filed all Seller Tax Returns required to be filed by Sellers on or before the Transfer Date with respect to all applicable Taxes. In the case of any Seller Tax Returns which receive an extension for their date of filing, such Seller Tax Returns will be considered due on, and not considered required to be filed before, the extended due date. To the knowledge of Sellers, all of the Seller Tax Returns are (or, in the case of returns becoming due after the date hereof and on or before the Transfer Date, will be) true and complete in all material respects. Sellers: (a) have paid all Taxes due to any Governmental Authority in connection with any of the Seller Tax Returns; or (b) has established (or, in the case of amounts becoming due after the date hereof, prior to the Transfer Date will have established) adequate reserves (in conformity with GAAP consistently applied) for the payment of such Taxes.

             3.15.2. There is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of Sellers, threatened in respect of any Taxes associated with, or which would become a lien against, the Assets or operations of the Station for which Sellers may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the knowledge of Sellers, threatened. There is no Station Contract, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes associated with, or which would become a lien against, the Assets or operations of the Station against Sellers, and no power of attorney granted by Sellers with respect to any related tax matters is currently in force.


      3.16.  EMPLOYEE BENEFIT PLANS.

             3.16.1. Schedule 3.16 lists all Plans and Benefit Arrangements maintained by or contributed to by Sellers, or with respect to which Sellers have any liability, for the benefit of the employees of the Station (collectively, the "BENEFIT PLANS"). Each Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by applicable Law, including, without limitation, ERISA and the Code.

             3.16.2. Schedule 3.16 sets forth a list of all Qualified Plans. All Qualified Plans and any related trust agreements or annuity agreements (or any other funding document) have been maintained in compliance with ERISA and the Code (including, without limitation, the requirements for Tax qualification described in Section 401 thereof). The trusts established under such Plans are exempt from federal income taxes under Section 501(a) of the Code.

             3.16.3. Schedule 3.16 lists all funded Welfare Plans that provide benefits to current employees of Sellers or their beneficiaries. The funding under each Welfare Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. Sellers are not subject to taxation on the income of any Welfare Plan's welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code.

             3.16.4. Except as required by applicable Law, Sellers have no post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees of the Station.

             3.16.5. Except as set forth in Schedule 3.16, Sellers have (a) filed or caused to be filed all returns and reports on the Plans that it is required to file and (b) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Sellers have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Sellers or from any other person that are or could become an Encumbrance on any Asset or could otherwise adversely affect the business of the Station or Assets. Sellers have collected or withheld all amounts that are required to be collected or withheld by Sellers to discharge its obligations, and all of those amounts have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due. Sellers have furnished to Buyer true and complete copies of all documents setting forth the terms and funding of each Plan (including, without limitation, copies of each severance benefit arrangement and vacation pay plan).

             3.16.6. Sellers have not incurred any liability to the Pension Benefit Guaranty Corporation (other than premium payments) or otherwise under Title IV of ERISA, including any withdrawal liability, or under the Code, with respect to any employee pension plan covering employees of the Station that either Sellers (or any other Person that, together with Sellers, is treated as a single employer under Section 414 of the Code) maintain or have maintained or to which either Seller contributes, has contributed or is required to contribute, and which, individually or in the aggregate, would be reasonably executed to have a Material Adverse Effect.

             3.16.7. As of the close of business on December 31, 1998, (a) no employee of the Station had any accrued vacation time that was eligible to be used by such employee after December 31, 1998, except for employees covered by the AFTRA collective bargaining agreement; (b) the Liability of Sellers for accrued and unused vacation time for employees covered by the AFTRA collective bargaining agreement did not exceed Fifty Thousand Dollars ($50,000) in the aggregate; and (c) no employee of the Station had more than eighty (80) hours of accrued unused sick leave that was eligible to be used by such employee after December 31, 1998.

      3.17.  LABOR RELATIONS.

             3.17.1. Except as set forth in Schedule 3.17.1, there are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending or threatened between Sellers and any union or collective bargaining unit representing such employees. Sellers are in compliance in all material respects with all Laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions. Except as set forth in Schedule 3.17.1 hereto, there are no collective bargaining agreements relating to the Station or the business and operations thereof and Sellers have not agreed to recognize any union or other collective bargaining unit, nor has any union or collective bargaining unit been certified as representing any employees of Sellers.

             3.17.2. Sellers have provided to Buyer a true and complete list dated as of February 1, 1999 of all employees of Sellers who perform significant services at the Station.


      3.18.  ENVIRONMENTAL MATTERS.

             3.18.1. Schedule 3.18 sets forth all environmental reports and assessments prepared for and/or delivered to Sellers in connection with the acquisition and operation of the Real Property by Sellers, true and complete copies of which have been provided to Buyer.

             3.18.2. To the knowledge of Sellers, the information set forth in
Schedule 3.18 is true, correct and complete in all material respects. Since January 3, 1996, the Station, the Real Property or Leased Property and all improvements thereon have been operated in material compliance with all Environmental Laws; provided, that with respect to the Leased Property, the representation and warranty set forth in this sentence is made only with respect to the operations of Sellers thereon and thereat.

             3.18.3. Except as set forth in Schedule 3.18, there are no pending or, to the knowledge of Sellers, threatened actions, suits, claims, or other legal proceedings based on (and Sellers have not received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority arising out of or attributable to): (a) the current or past presence at any part of the Real Property of Hazardous Materials; (b) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials; (c) the off-site disposal of Hazardous Materials originating on or from the Real Property or the business or Assets of Sellers; (d) any facility operations or procedures of Sellers which do not conform to requirements of the Environmental Laws; or (e) any violation of Environmental Laws at any part of the Real Property arising from activities of Sellers involving Hazardous Materials. To the knowledge of Sellers, Sellers have been duly issued all permits, licenses, certificates and approvals required under any Environmental Law, except for such permits the failure to obtain, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

             3.18.4. Based on the information set forth in Schedule 3.18, the Real Property contains no underground storage tanks, or underground piping associated with such tanks, used currently or in the past for Hazardous Materials.


      3.19.  TRANSACTIONS WITH AFFILIATES.

             Except as set forth in Schedule 3.19 attached hereto, Sellers are not now, and for the past twelve (12) months, have not been, a party, directly or indirectly, to any contract, lease, arrangement or transaction which is material to the business or operations of the Station, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any affiliate of Sellers, or any officer, director, employee, proprietor, partner or shareholder of either Seller. The terms and conditions of the transactions involving Sellers and any affiliate of Sellers which are identified on Schedule 3.19 are described briefly therein.


      3.20.  INSURANCE.

             Schedule 3.20 contains a list and brief summary of all policies of title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance of any kind relating to the Assets or the business and operations of the Station and held by Sellers. All such policies: (a) are in full force and effect; (b) are sufficient for compliance in all material respects by Sellers with all requirements of Law and of all material agreements to which Sellers are party; and (c) are valid, outstanding, and enforceable policies.


      3.21.  INTERPRETATION OF CERTAIN PROVISIONS.

             Sellers have not relied and are not relying on the specification of any dollar amount in any representation or warranty made in this Agreement or any

Schedule hereto to indicate that such amounts, or higher or lower amounts, are or are not material, and agree not to assert in any dispute or controversy between the parties hereto that specification of such amounts indicates or is evidence as to whether or not any obligation, item or matter is or is not material for purposes of this Agreement and the transactions contemplated hereby.


                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES BY BUYER

             Buyer represents, warrants and covenants to Sellers as follows:


      4.1.   ORGANIZATION AND STANDING.

             Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation where such qualification is necessary, unless the failure to be so qualified would not materially and adversely affect Buyer's ability to consummate the transactions contemplated by this Agreement. Buyer has the full power and authority to enter into and perform the terms of this Agreement and the other Buyer Documents and to carry out the transactions contemplated hereby and thereby.


      4.2.   AUTHORIZATION.

             The execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement and the Deposit Escrow Agreement constitute, and upon execution and delivery each such other Buyer Document will constitute, a valid and binding agreement and obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.


      4.3.   COMPLIANCE WITH LAWS.

             Buyer has obtained and holds all material permits, licenses and approvals (none of which will have been modified or rescinded and all of which shall be in full force and effect) from all Governmental Authorities necessary in order to conduct the operations of the Station as presently conducted and to own, use and maintain the Assets.


      4.4.   CONSENTS AND APPROVALS; NO CONFLICTS.

             4.4.1. The execution and delivery of this Agreement, and the performance of the transactions contemplated herein by Buyer, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Person or Governmental Authority where the failure to make such filing or obtain such consent would reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement, except as follows: (a) filings required under Hart-Scott-Rodino, (b) approvals of the assignment of the FCC Licenses to Buyer by the FCC, and (c) based upon Sellers' representations set forth in Section 3.4.1, certain of the Station Contracts may be assigned only with the consent of third parties, as specified in Schedule 3.4.1.

             4.4.2. Assuming all consents, approvals, authorizations and other actions described in Section 4.4.1 have been obtained and all filings and notifications described in Section 4.4.1 have been made, the execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer do not and will not (a) conflict with or violate any Law applicable to Buyer, (b) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) of any contract or agreement to which Buyer is a party or by which Buyer is bound, or (c) conflict with or violate the organizational documents of Buyer.


      4.5.   AVAILABILITY OF FUNDS.

             Buyer will have available on the Non-License Transfer Date and the Closing Date sufficient funds either under Buyer's existing credit facility with NationsBank and the other lenders thereunder, or pursuant to financing from Buyer's current investors, to enable Buyer to consummate the transactions contemplated hereby.


      4.6.   QUALIFICATION OF BUYER.

             Buyer is, and pending the Non-License Transfer and the Closing, will be legally, technically, financially and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire and operate the Station. There are no facts or proceedings which would reasonably be expected to disqualify Buyer under the Communications Act or otherwise from acquiring or operating the Station or would cause the FCC not to approve the assignment of the FCC Licenses to Buyer. Buyer has no knowledge of any fact or circumstance relating to Buyer or any of Buyer's affiliates that would reasonably be expected to (a) cause the filing of any objection to the assignment of the FCC Licenses to Buyer, or (b) lead to a delay in the processing by the FCC of the applications for such assignment. No waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to Buyer.


      4.7.   NO OUTSIDE RELIANCE.

             Buyer has not relied and is not relying on any statement, representation or warranty not made in this Agreement, any Schedule hereto or any certificate to be delivered to Buyer at the Non-License Transfer or the Closing, as applicable, pursuant to this Agreement. Buyer is not relying on any projections or other predictions contained or referred to in the Schedules or other materials that have been or may hereafter be provided to Buyer or any of its affiliates, agents or representatives, and Sellers make no representations or warranties with respect to any such projections or other predictions.


      4.8.   INTERPRETATION OF CERTAIN PROVISIONS.

             Buyer has not relied and is not relying on the specification of any dollar amount in any representation or warranty made in this Agreement or any Schedule hereto to indicate that such amounts, or higher or lower amounts, are or are not material, and agrees not to assert in any dispute or controversy between the parties hereto that specification of such amounts indicates or is evidence as to whether or not any obligation, item or matter is or is not material for purposes of this Agreement and the transactions contemplated hereby.


                                   ARTICLE 5.
                              PRE-CLOSING FILINGS


      5.1.   APPLICATIONS FOR FCC CONSENT.

             As promptly as practicable and no later than five (5) business days following the execution of this Agreement, Sellers and Buyer shall jointly file an application for the Station with the FCC requesting the consent of the FCC to the assignment of the FCC Licenses for the Station to Buyer. Sellers and Buyer will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to obtain promptly the requested consents and approvals of the applications by the FCC; provided, however, that none of the parties hereto shall have any obligation to participate in any evidentiary hearing.

      5.2.   HART-SCOTT-RODINO.

             As promptly as practicable and no later than five (5) business days following the execution of this Agreement, Sellers and Buyer shall complete any filing that may be required pursuant to Hart-Scott-Rodino (each an "HSR FILING"). Sellers and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of Hart-Scott-Rodino.


                                   ARTICLE 6.
                      COVENANTS AND AGREEMENTS OF SELLERS

             Sellers covenant and agree with Buyer as follows:


      6.1.   NEGATIVE COVENANTS.

             Pending and prior to the Closing Date, Sellers will not, without the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), do or agree to do any of the following with respect to the Station or the Assets:

             6.1.1.  DISPOSITIONS; MERGERS.

                     Sell, assign, lease, license or otherwise transfer or dispose of any of the Assets other than the disposition in the Ordinary Course of Business of items that are replaced prior to the Transfer Date with items of comparable or superior value and utility in the operation of the Station; or merge or consolidate with or into any other entity or enter into any contracts or agreements relating thereto.

             6.1.2.  ACCOUNTING PRINCIPLES AND PRACTICES.

                     Change or modify any of the accounting principles or practices or any method of applying such principles or practices currently employed with respect to the Station, except as required by GAAP.

             6.1.3.  TRADE-OUT AGREEMENTS.

                     Enter into any Trade-out Agreement, except in the Ordinary Course of Business not to exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate.

             6.1.4.  BROADCAST TIME SALES AGREEMENTS.

                     Enter into any Time Sales Agreement except in the Ordinary Course of Business.

             6.1.5. NETWORK AFFILIATION AGREEMENTS AND LOCAL MARKETING ARRANGEMENTS.

                     Except for the Time Brokerage Agreement with Buyer, acquire or enter into any network affiliation agreements, local marketing arrangements, joint operating agreements, time brokerage agreements or other similar contracts.

             6.1.6.  ADDITIONAL AGREEMENTS.

                     Except as set forth on Schedule 6.1.6, acquire or enter into any new Station Contracts not referred to in Sections 6.1.3, 6.1.4 or
6.1.5 above, or renew, extend, amend, alter, modify or otherwise change any existing Station Contract, except, in any such case, for Station Contracts which are not Subject Agreements and which (after any such renewal, extension, amendment, alteration, modification or other change) require payments of less than Twenty-Five Thousand Dollars ($25,000) per contract per year and no greater than One Hundred Fifty Thousand Dollars ($150,000) per year in the aggregate (collectively, "ADDITIONAL AGREEMENTS"), copies of which Additional Agreements shall be provided to Buyer at or prior to the Transfer Date.

             6.1.7.  BREACHES.

                     Do or omit to do any act which will cause a material breach of any Station Contract.

             6.1.8.  EMPLOYEE MATTERS.

                     Except as set forth on Schedule 6.1.8, enter into or become subject to any employment, labor, union, or professional service contract not terminable at will, without cost or obligation other than to pay accrued salary or wages at the normally applicable rate through the time of termination, or any bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan; or increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee, except in the Ordinary Course of Business.

             6.1.9.  ACTIONS AFFECTING FCC LICENSES.

                     Take any action which may jeopardize the validity or enforceability of or rights under the FCC Licenses.

             6.1.10. PROGRAMMING.

                     Program or broadcast any Program Contract or syndicated program, except in the Ordinary Course of Business.

             6.1.11. AFFILIATED TRANSACTIONS.

                     Except for the transactions described in Schedule 3.19, enter any transaction with any affiliate of Sellers, including, without limitation, any renewal, extension, modification or other change in, any existing contract or agreement to which an affiliate of Sellers is a party or any other transaction involving an affiliate of Sellers which will have continued effectiveness after the Non-License Transfer Date or the Closing Date.


      6.2.   AFFIRMATIVE COVENANTS.

             Pending and prior to the Closing Date, Sellers will with respect to the Station and the Assets:

             6.2.1.  PRESERVE EXISTENCE.

                     Preserve their respective corporate existences and business organizations intact, maintain their existing franchises and licenses, use commercially reasonable efforts to preserve for Buyer the relationships of the Station with suppliers, customers, employees and others with whom the Station has business relationships, and keep all Assets substantially in their present condition, ordinary wear and tear excepted.

             6.2.2.  NORMAL OPERATIONS.

                     Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.1) and the Time Brokerage Agreement,
(a) carry on the business and activities of the Station, including without limitation, the sale of advertising time, entering into other contracts and agreements, or purchasing and scheduling of programming, in the Ordinary Course of Business; (b) pay or otherwise satisfy all obligations (cash and barter) of the Station in the Ordinary Course of Business; (c) maintain books of account, records, and files with respect to the Station in substantially the same manner as heretofore; and (d) maintain the Assets in customary repair, maintenance and condition, except to the extent of normal wear and tear, and repair or replace, consistently with the

Ordinary Course of Business, any Asset that may be damaged or destroyed; notwithstanding the foregoing, Buyer acknowledges that Sellers shall not be obligated to spend any funds on capital expenditures after the date hereof, except for the repair or replacement of Assets that may be damaged or destroyed.

             6.2.3.  MAINTAIN FCC LICENSES.

                     Maintain the validity of the FCC Licenses, and comply in all material respects with all requirements of the FCC Licenses and the rules, policies and regulations of the FCC and all other applicable Laws.

             6.2.4.  NETWORK AFFILIATION.

                     Use reasonable efforts to maintain in full force and effect the present network affiliation agreement for the Station (and any and all modifications and renewals thereof).

             6.2.5.  STATION CONTRACTS.

                     Pay and perform its obligations in the Ordinary Course of Business under the Station Contracts and under any Additional Agreements that shall be entered into between the date hereof and the Transfer Date pursuant to
Section 6.1.6, in accordance with the respective terms and conditions of such Station Contracts.

             6.2.6.  TAXES.

                     Pay or discharge all Taxes when due and payable in the Ordinary Course of Business.

             6.2.7.  CORPORATE ACTION.

                     Take all corporate action (including, without limitation, all shareholder action) under the Laws of any state having jurisdiction over Sellers necessary to effectuate the transactions contemplated by this Agreement and by the other Seller Documents.

             6.2.8.  ACCESS.

                     Cause to be afforded to representatives of Buyer reasonable access during normal business hours to offices, properties, assets, books and records, contracts and reports of the Station, as Buyer shall from time to time reasonably request; provided, however, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt the personnel or operations of Sellers or the Station. All requests for access to the offices, properties, assets, books and records, contracts and reports of the Station shall be made to David A. Fitz (at the address set forth in Section 15.4) and John Purcell (at the Station), or such other representative as Sellers shall designate in writing, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Buyer acknowledges and agrees that prior to the Transfer Date, neither Buyer nor its representatives shall contact any of the employees, customers, suppliers, partners, or other associates or affiliates of Sellers or the Station, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without reasonable prior written notice to Sellers; provided, however, that (a) Sellers shall have the right to be present at any meetings or on any telephone calls with any such Persons; (b) Sellers shall be given the opportunity to review in advance any correspondence with any such Persons; and (c) any access to the Station shall be during normal business hours and shall not cause any disruption to the business and operations of the Station.

             6.2.9.  INSURANCE.

                     Maintain in full force and effect all of their existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof; provided, however, that if the Non-License Transfer occurs, the amount of insurance coverage required to be carried by Sellers may be reduced to an amount reasonable to cover casualty and liability related to the License Assets and the business of Sellers conducted pursuant to the Time Brokerage Agreement.

             6.2.10. FINANCIAL STATEMENTS.

                     Provide Buyer with (a) unaudited monthly statements of assets and liabilities of Sellers relating to the business and operations of the Station, and statements of revenues and expenses reflecting the results of business and operations of the Station, for January, 1999 and for each month thereafter, within thirty (30) days after the end of each such month; and (b) weekly pacing reports for each week after the date hereof within five (5) days after the end of each such week.


      6.3.   CONFIDENTIALITY.

             Sellers shall, at all times, maintain strict confidentiality with respect to all documents and information furnished to Sellers by or on behalf of Buyer, and documents and information related to the business and operations of the Station during the period prior to the Closing Date to the extent included in the Assets. Nothing shall be deemed to be confidential information that: (a) is known to Sellers at the time of its disclosure to Sellers; (b) becomes publicly known or available other than through disclosure by Sellers;
(c) is received by Sellers from a third party not actually known by Sellers to be bound by a confidentiality agreement with or obligation to Buyer; or (d) is independently developed by Sellers. Notwithstanding the foregoing provisions of this Section 6.3, Sellers may disclose such confidential information (i) to the extent required or deemed advisable to comply with applicable Laws; and (ii) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby; provided, however, Sellers shall be liable for any disclosure by any such Person that such Person would not have been permitted to make if such Person were a Seller hereunder. In the event this Agreement is terminated, Sellers will return to Buyer all documents and other material prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement. In the event that any Seller is required by Law (including without limitation by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process) to disclose any confidential information, such Seller will promptly notify Buyer of such requirement so that Buyer may, as it may elect, either seek an appropriate protective order or waive such Seller's compliance with the provisions of this Section 6.3. In the event that such protection or other remedy is not obtained or that Buyer waives compliance, such Seller agrees to furnish only that portion of the confidential information which such Seller is advised by counsel is legally required and to exercise such Seller's reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information.


      6.4.   NO SHOPPING.

             From and after the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement, Sellers shall not, and shall cause its officers, directors and affiliates not to, (a) initiate contact with, solicit, encourage or respond to any inquiries or proposals by, or (b) enter into any discussions or negotiations with, or disclose, directly or indirectly, any information concerning, the Assets or the Station, or afford any access to Sellers' properties, books and records to any Person in connection with any possible proposal for the acquisition (directly or indirectly, whether by purchase, merger, consolidation or otherwise) of all or any material portion of the Assets or the Station.


      6.5.   NO SOLICITATION OF EMPLOYEES.

             From and after the date hereof to the first anniversary of the Transfer Date, neither Sellers nor any Seller Affiliate shall solicit or offer employment to or hire or employ or otherwise compensate any employee or former employee (who is an employee of a Station as of the date hereof or as of the Transfer Date) of the Stations at any other location; provided, however, that the foregoing shall not apply to the Excluded Employee, or to any employee of the Station who is terminated by Buyer after the Transfer Date.


                                   ARTICLE 7.
                       COVENANTS AND AGREEMENTS OF BUYER

             Buyer covenants and agrees with Sellers as follows:


      7.1.   CONFIDENTIALITY.

             Buyer shall, at all times prior to the Non-License Transfer, maintain strict confidentiality with respect to all documents and information furnished to Buyer by or on behalf of Sellers. Nothing shall be deemed to be confidential information that: (a) is known to Buyer at the time of its disclosure to Buyer; (b) becomes publicly known or available other than through disclosure by Buyer; (c) is received by Buyer from a third party not actually known by Buyer to be bound by a confidentiality agreement with or obligation to Sellers; or (d) is independently developed by Buyer. Notwithstanding the foregoing provisions of this Section 7.1, Buyer may disclose such confidential information (i) to the extent required or deemed advisable to comply with applicable Laws; and (ii) to its officers, directors, partners, employees, representatives, financial advisors, attorneys, accountants, agents, underwriters, lenders, investors and any other potential sources of financing with respect to the transactions contemplated hereby; provided, however, Buyer shall be liable for any disclosure by any such Person that such Person would not have been permitted to make if such Person were Buyer hereunder. In the event this Agreement is terminated, Buyer will return to Sellers all documents and other material prepared or furnished by Sellers relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement. In the event that Buyer is required by Law (including without limitation by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process) to disclose any confidential information, Buyer will promptly notify Sellers of such requirement so that Sellers may, as they may elect, either seek an appropriate protective order or waive Buyer's compliance with the provisions of this Section 7.1. In the event that such protection or other remedy is not obtained or that the Sellers waive compliance, Buyer agrees to furnish only that portion of the confidential information which Buyer is advised by counsel is legally required and to exercise Buyer's reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information.

      7.2.   CORPORATE ACTION.

             Prior to the Non-License Transfer and the Closing, Buyer shall take all corporate action (including, without limitation, all shareholder action) under the Laws of any state having jurisdiction over Buyer necessary to effectuate the transactions contemplated by this Agreement and the other Buyer Documents.


      7.3.   ACCESS.

             For a period of seven (7) years from and after the Transfer Date, Buyer shall cause to be afforded to representatives of Sellers reasonable access during normal business hours to the offices, books and records, contracts and reports of the Station which relate to the operations of the Station during the period during which the Station was owned by Sellers and that are included in the Assets (the "PRE-TRANSFER DATE RECORDS"), as Sellers shall from time to time reasonably request for Sellers' reasonable business purposes, and shall provide to Sellers copies of any Pre-Transfer Date Records reasonably requested by Sellers; provided, however, that such investigation shall only be upon reasonable notice and shall not disrupt the personnel or operations of Buyer or the Station. Any costs incurred by Buyer in connection with any such copying during the first nine (9) months after the Transfer Date shall be paid by Buyer, and any such costs incurred by Buyer after such nine
(9) month period shall be paid by Sellers. All requests for access to the Pre-Transfer Date Records shall be made to such representatives as Buyer shall designate in writing, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. For a period of seven (7) years from and after the Transfer Date, Buyer shall not dispose of any Pre-Transfer Date Records; provided, however, Buyer may destroy any Pre-Transfer Date Records upon providing thirty (30) days written notice to Sellers of an intent to destroy such Pre-Transfer Date Records; provided, further, that Buyer, at Buyer's expense, shall transfer to Sellers such Pre-Transfer Date Records, rather than destroy them if, before the expiration of such thirty (30) day notice period, Sellers direct Buyer to transfer such Pre-Transfer Date Records to Sellers.


      7.4.   COLLECTION OF RECEIVABLES.

             At the earlier of the Non-License Transfer or the Closing, Sellers shall assign the Accounts Receivable to Buyer for collection purposes only, and, within ten (10) business days after the Transfer Date, Sellers shall furnish to Buyer a list of the Accounts Receivable by accounts and the amounts then owing. Buyer agrees, for a period of one hundred fifty (150) days following the Transfer Date (the "COLLECTION PERIOD"), without any requirement to litigate or engage any third party to collect the Accounts Receivable, to use its reasonable efforts (with at least the care and diligence Buyer uses to collect its own accounts receivable) to collect for Sellers the Accounts Receivable and to remit to Sellers (or their designees) on the tenth (10th) business day following the last day of each month occurring during the Collection Period, collections received by Buyer with respect to the Accounts Receivable. Buyer shall not make any referral or compromise of any Accounts Receivable to a collection agency or attorney for collection and shall not compromise for less than full value any Account Receivable without the prior written consent of Sellers. At all times during the Collection Period, Buyer shall promptly notify Sellers of any claim made by an Account Receivable debtor that such debtor is not obligated to make payment. In any such case, Buyer shall, at the written request of Sellers, reassign, without recourse to Buyer, the associated Account Receivable, and Sellers shall thereafter have the exclusive right to enforce the collection of such Account Receivable. Any Account Receivable not collected by Buyer during the Collection Period shall revert to Sellers (or their designees). Buyer shall reassign, without recourse to Buyer, each Account Receivable and deliver to Sellers, all records relating thereto at the end of the Collection Period. All payments in respect of the Accounts Receivable received by Buyer (whether during the Collection Period or otherwise), shall be first applied to the oldest balance then due on the Accounts Receivable unless the account debtor, without any consultation or discussions with Buyer or Buyer's representatives to such effect, indicates in writing that payment is to be applied otherwise. Buyer agrees, upon the reasonable request of Sellers, to furnish to Sellers periodic reports on the status of its Accounts Receivable. Buyer shall have no right to set-off any amounts collected for Accounts Receivable for any amounts owed to Buyer by Sellers. During the Collection Period, Sellers will not make efforts to collect Accounts Receivable, except those with respect to which Seller has requested reassignment as described above.


                                   ARTICLE 8.
                      MUTUAL COVENANTS AND UNDERSTANDINGS
                              OF SELLER AND BUYER


      8.1.   POSSESSION AND CONTROL.

             Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the Station, and such operation, including complete control and supervision of all programming, shall be the sole responsibility of the owners of the Station, except as contemplated by the Time Brokerage Agreement after the Non-License Transfer. On and after the Closing Date, Sellers shall have no control over, or right to intervene, supervise, direct or participate in, the business and operations of the Stations.

      8.2.   RISK OF LOSS.

             The risk of loss or damage by fire or other casualty or cause to the Assets until the Transfer Date (and, with respect to the License Assets, until the Closing Date), shall be upon Sellers. In the event of any such loss or damage prior to the Transfer Date (or, with respect to the License Assets, the Closing Date) which causes a Material Adverse Effect (a "MATERIAL CASUALTY LOSS"), Sellers shall restore, replace or repair the damaged Assets to their previous condition; provided, however, that Sellers obligation to so restore, replace or repair the damaged Assets shall be limited to the extent of insurance proceeds actually received by Sellers as a result of such Material Casualty Loss. In the event that as of the Non-License Transfer Date or the Closing Date, as the case may be, any such Material Casualty Loss shall not have been restored, replaced, or repaired, Sellers shall have the right to defer the Non-License Transfer Date or the Closing Date, as applicable, by written notice to Buyer, for a period of up to sixty (60) days after the date on which such Material Casualty Loss occurred. In the event that any such Material Casualty Loss shall not be restored, replaced, or repaired by the end of such sixty (60) day period, Buyer shall, at its option, either:

             (a) proceed with the Non-License Transfer or the Closing, as applicable, and receive at the Non-License Transfer or the Closing, as applicable, the insurance proceeds or an assignment of the right to receive such insurance proceeds, as applicable, to which Sellers otherwise would be entitled, whereupon Sellers shall have no further liability to Buyer for such Material Casualty Loss (pursuant to the indemnification provisions of this Agreement or otherwise); or

             (b) terminate this Agreement by written notice to Sellers and receive the immediate return of the Deposit, whereupon no party to this Agreement shall have any liability to any other party to this Agreement, and this Agreement in its entirety shall be deemed null, void and of no further force and effect, except for the provisions set forth in Section 13.2 (which shall survive such termination).

             Buyer and Sellers acknowledge and agree that nothing in this
Section 8.2 shall be deemed to waive any requirement that the representations and warranties be true and correct in all material respects at the Non-License Transfer and the Closing, as applicable, as provided for in Section 9.1 of this Agreement.


      8.3.   PUBLIC ANNOUNCEMENTS.

             Between the date hereof and the Closing Date, Sellers and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which either Seller or Buyer is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.


      8.4.   EMPLOYEE MATTERS.

             8.4.1.  TRANSFERRED EMPLOYEES.

                     (a) Upon the earlier of the Non-License Transfer or the Closing, except for the employee listed on Schedule 8.4.1(a) hereto (the "EXCLUDED EMPLOYEE"), Buyer shall offer employment to each of the employees of the Station (including each Person who has taken a leave of absence or is on disability leave from the Station), as of the Transfer Date, at the same salary or wage rate (as applicable), position and place of employment as held by each such employee immediately prior to the Transfer Date, and with benefits no less favorable in the aggregate than those provided by Buyer and Buyer's affiliates to their similarly situated employees (subject, in all cases, to the provisions of any collective bargaining agreements and employment agreements that are Station Contracts); provided, however, that the two (2) employees designated in the Time Brokerage Agreement shall continue as employees of Sellers and, except for the Excluded Employee, shall become Transferred Employees hereunder as of the Closing Date. Buyer shall also offer employment to each employee of the Station who is temporarily absent from active employment on the Transfer Date upon termination of such temporary absence provided such employee is able to perform the essential functions of the position such employee held prior to such absence and any such employee who accepts such employment shall be treated as a "Transferred Employee" (as defined herein) from and after the Transfer Date.

                     (b) To the extent such employees accept employment with Buyer (collectively, "TRANSFERRED EMPLOYEES"), such Transferred Employees will be included in Buyer's employee benefit plans and will be subject to Buyer's employment policies, as generally applicable to Buyer's employees who are similarly situated. Buyer agrees that Transferred Employees shall be credited under all of Buyer's applicable employee benefit plans covering such employees with their service at the Station for purposes of determining any period of eligibility to participate or to vest in benefits to the same extent such service was counted under the Benefit Plans of Sellers. Buyer agrees that from and after the Non-License Transfer until the Closing Date, Buyer shall not, except for the employees listed on Schedule 8.4.1(b), (i) terminate any Transferred Employee, except for termination for good cause, or (ii) reduce the salary or wages of any Transferred Employee, or change the terms of any Transferred Employee's employment or benefits to be materially adversely different than those provided by Buyer and Buyer's affiliates to their similarly situated employees; provided, however, that after the Closing Date, subject to applicable laws, Buyer shall have the right, at any time thereafter, to dismiss any or all Transferred Employees at any time thereafter, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefit plans, policies or arrangements, provided to them).

             8.4.2.  VACATION AND SICK LEAVE.

                     In furtherance of and not in limitation of the obligations and liabilities of Buyer set forth in Section 8.4.1, Buyer shall assume, without duplication of benefits, the Liabilities of Sellers to Transferred Employees as of the Transfer Date for unused and unpaid vacation and sick leave, but only to the extent reflected in the employee personnel records of Sellers. Except as otherwise required by applicable law, Buyer shall provide, without duplication of benefits, all Transferred Employees with vacation time or sick leave, as the case may be, rather than cash in lieu thereof, for such unused and unpaid vacation and sick leave in accordance with Buyer's policies. Buyer shall be liable for, and shall indemnify, defend and hold harmless Sellers from and against, all Liabilities of Sellers to Transferred Employees with respect to unused sick leave and unused vacation leave.

             8.4.3.  SEVERANCE BENEFITS.

                     In furtherance of and not in limitation of the obligations and liabilities of Buyer set forth in Section 8.4.1 and Buyer's obligations under the collective bargaining and employment agreements that are Station Contracts, with respect to each Transferred Employee, Buyer shall provide severance benefits no less favorable than those provided by Buyer and Buyer's affiliates to their similarly situated employees. Transferred Employees shall be credited under Buyer's severance benefit plan with their service at the Station for purposes of determining the amount of severance benefits to which they may be entitled under such plan; provided, however, that any service at the Station for which severance had previously been paid shall be disregarded. Buyer shall be liable for, and shall indemnify, defend and hold harmless Sellers from and against any and all claims by Transferred Employees on or after the Transfer Date for severance Liabilities, and any other Losses asserted against, resulting to, imposed upon or incurred by Sellers in connection with the termination of any Transferred Employee by Buyer (or any affiliates, successors or assigns of Buyer) on or after the Transfer Date.

             8.4.4.  REPRESENTED EMPLOYEES.

                     (a) In furtherance of and not in limitation of the obligations and liabilities of Buyer set forth in Section 8.4.1, upon the earlier of the Non-License Transfer or the Closing, Buyer shall: (i) recognize the unions and labor organizations which are parties to the collective bargaining agreements set forth in Schedule 3.17.1; (ii) employ all active employees of the Stations represented by any such union or labor organization (collectively, "REPRESENTED EMPLOYEES"); (iii) adopt employee benefit plans, policies and arrangements covering such Represented Employees substantially similar to the Benefit Plans of Sellers in effect as of the date hereof to the extent required by such collective bargaining agreements; and (iv) negotiate in good faith with the collective bargaining representatives of the employees of Seller regarding the substitution of Buyer's employee benefit plans, policies and arrangements for the Benefit Plans of Sellers.

                     (b) Upon the earlier of the Non-License Transfer or the Closing, Sellers shall assign to Buyer, and Buyer shall assume the collective bargaining agreements listed in Schedule 3.17.1, including, without limitation, all obligations, if any, to provide severance benefits in connection with the termination after the Transfer Date of any Represented Employee. Such assignment and assumption shall not obligate Buyer to assume any Benefit Plans of Sellers. Except for any Liabilities of Sellers with respect to unused sick leave or unused vacation (which Buyer expressly assumes), Buyer shall not be responsible for any Liabilities of Sellers under any collective bargaining agreement listed in Schedule 3.17.1, which arose on or prior to the Transfer Date, including, without limitation, any Liabilities for wages and any Benefit Plans of Seller.

                     (c) Sellers agree to cooperate with Buyer in arranging for such meetings as Buyer may reasonably request with the collective bargaining representatives of the employees of Sellers to discuss the implementation of employee benefits plans, policies and arrangements of Buyer; provided, however, that any such meeting (i) shall be subject to the prior written approval of Sellers upon reasonable notice to Sellers, and (ii) shall not unreasonably disrupt the personnel or operations of Sellers or the Station.

             8.4.5.  COBRA OBLIGATIONS.

                     Sellers shall satisfy and discharge any obligations to provide health care continuation coverage as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 and as described in Section 4980B of the Code and Sections 601 through 608 of ERISA and as required by any applicable state continuation of health coverage provisions (collectively, "COBRA OBLIGATIONS") to (a) any employee of the Station whose employment is terminated prior to the Transfer Date to whom Sellers have on-going COBRA Obligations (and such employee's covered dependents), and (b) the Excluded Employee. Buyer shall satisfy and discharge all other COBRA Obligations with respect to Transferred Employees (and such employees' covered dependents). Sellers and Buyer shall reasonably cooperate in good faith to comply with their respective COBRA Obligations hereunder.

             8.4.6.  SELLER BENEFITS PLANS.

                     As between Buyer and Sellers, Sellers agree to be responsible and liable for any medical, disability or other benefits owed under Sellers' benefit plans, except to the extent such benefits arise under the Health Insurance Contracts during the period from and after the Transfer Date, which benefits shall be the responsibility of Buyer. Except as otherwise specified in Section 8.4.5, Sellers will be responsible for providing, at its cost, all medical, life and other insurance coverage and benefits, and disability benefits to which any employee of Sellers who was terminated from service with Sellers prior to the Transfer Date or who was disabled prior to the Transfer Date is entitled under Sellers' benefit plans or otherwise.

             8.4.7.  401(k) PLANS.

                     Buyer agrees to permit those Transferred Employees, at each such Transferred Employee's option, to transfer as a rollover to Buyer's 401(k) Plan their respective pre-tax account balances under Sellers' 401(k) Plan, provided that such plan is a tax qualified plan under Section 401(a) and 401(k) of the Code and that the transfer as a rollover of any such pre-tax account balance will not affect the tax qualified status of Buyer's 401(k) Plan. Sellers agree that if any such Transferred Employee elects to transfer as a rollover its pre-tax account balance to Buyer's 401(k) Plan, Sellers will cause the trustees of Sellers' 401(k) Plan to transfer each such electing Transferred Employee's account to the trustee of Buyer's 401(k) Plan. Effective as of the Transfer Date, Sellers shall fully vest Transferred Employees in their account balances under Sellers' 401(k) Plan.

             8.4.8.  EMPLOYMENT AND COLLECTIVE BARGAINING CONTRACTS.

                     Buyer acknowledges and agrees that Buyer's obligations pursuant to this Section 8.4 are in addition to, and not in limitation of, Buyer's obligation to assume the employment contracts and the collective bargaining agreements that are Station Contracts.


      8.5.   DISCLOSURE SCHEDULES.

             Sellers and Buyer acknowledge and agree that Sellers shall have the right from time to time after the date hereof to update or correct the Schedules attached hereto to reflect changes expressly permitted in accordance with the terms of Article 6. The inclusion of any fact or item on a Schedule referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents, be relevant to any other section, be deemed to be disclosed with respect to such other section whether or not an explicit cross-reference appears in the Schedules if it is reasonably apparent on the face of the Schedule in which such item is referenced that such item is relevant to such other section.


      8.6.   BULK SALES LAWS.

             Buyer hereby waives compliance by Sellers, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer laws; provided, however, that Sellers shall indemnify and hold harmless Buyer from and against any Losses attributable to Sellers' non-compliance with any applicable bulk transfer laws, without regard to the provisions of Article 12.


      8.7.   CONSENTS.

             Prior to, on and after the Non-License Transfer and the Closing, Sellers and Buyer shall take all reasonable action required to obtain all consents, approvals and agreements of any third parties (the initial requests for which shall be provided by Sellers) necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, provided that neither Sellers nor Buyer shall be required to make any financial accommodations to any third party in order to obtain such consents and approvals (other than payment of any amount otherwise due such third party); provided, further, that although Sellers may request release from any contract as part of a request for any such consent, approval or agreement, Sellers shall not require that Sellers be released from such contract as a condition to obtaining any such consent, approval or agreement.


                                   ARTICLE 9.
                            CONDITIONS PRECEDENT TO
                          BUYER'S OBLIGATION TO CLOSE

             The obligations of Buyer to purchase the Assets and to proceed with the Non-License Transfer or proceed with the Closing, as applicable, are subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Non-License Transfer or Closing, as applicable, of each of the following conditions:


      9.1.   REPRESENTATIONS AND COVENANTS.

             The representations and warranties of Sellers made in this Agreement (without giving effect to materiality qualifiers therein) shall be true and correct on and as of the Non-License Transfer Date or the Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of the Non-License Transfer Date or the Closing Date, as applicable, except as modified by the Schedules updated after the date hereof in accordance with Section 8.5, except for representations and warranties that speak as of a specific date or time other than the Non-License Transfer Date or the Closing Date, as applicable (which need only be true and correct in all material respects as of such date or time), and except to the extent that the failure of such representations and warranties to be true and correct is due to facts and circumstances that have not had, and that are not reasonably expected to have, in the aggregate, a Material Adverse Effect; and the covenants and agreements of Sellers required to be performed on or before the Non-License Transfer Date or the Closing Date, as applicable, in accordance with the terms of this Agreement shall have been performed in all material respects.


      9.2.   REQUIRED CONSENT.

             Sellers shall have obtained prior to the Transfer Date the consent required under the Network Affiliation Agreement to effect a valid assignment thereof to Buyer.


      9.3.   DELIVERY OF DOCUMENTS.

             Sellers shall have delivered to Buyer all contracts, agreements, instruments and documents required to be delivered by Sellers to Buyer pursuant to Section 11.4.


      9.4.   FCC ORDER.

             As a condition precedent to the obligation of Buyer to consummate the Closing but not the Non-License Transfer, the FCC Order shall have become a Final Order.


      9.5.   HART-SCOTT-RODINO.

             All applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated.


      9.6.   LEGAL PROCEEDINGS.

             No injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction shall be in effect that restrains or prohibits the transactions contemplated by this Agreement; and no action or proceeding by or before any Governmental Authority (other than an action or proceeding instituted or threatened by Buyer) shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which, if determined adversely, would be reasonably likely to (a) restrain, prohibit or invalidate the transactions contemplated by this Agreement or any other Seller Document or Buyer Document, (b) have a Material Adverse Effect, or
(c) have a material adverse effect, in the aggregate, on the business, operations, assets or financial condition of Buyer and the Buyer Affiliates (taken as a whole).


      9.7.   NO MATERIAL ADVERSE EFFECT.

             Since the date hereof through the Transfer Date, there shall not have occurred a Material Adverse Effect.


                                  ARTICLE 10.
                            CONDITIONS PRECEDENT TO
                          SELLERS' OBLIGATION TO CLOSE

      The obligations of Sellers to sell, transfer, convey and deliver the Assets and to proceed with the Non-License Transfer or proceed with the Closing, as applicable, are subject to the satisfaction (or waiver in writing by Sellers) at or prior to the Non-License Transfer or the Closing, as applicable, of each of the following conditions:


      10.1.  REPRESENTATIONS AND COVENANTS.

             The representations and warranties of Buyer made in this Agreement (without giving effect to materiality qualifiers therein) shall be true and correct on and as of the Non-License Transfer Date or the Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of the Non-License Transfer Date or the Closing Date, as applicable, except for representations and warranties that speak as of a specific date or time other than the Non-License Transfer Date or the Closing Date, as applicable (which need only be true and correct in all material respects as of such date or time), and except to the extent that the failure of such representations and warranties to be true and correct is due to facts and circumstances that have not had, and that are not reasonably expected to have, in the aggregate, a material adverse effect on Buyer or its ability to perform its obligations hereunder and the other Buyer Documents; and the covenants and agreements of Buyer required to be performed on or before the Non-License Transfer Date or the Closing Date, as applicable, in accordance with the terms of this Agreement shall have been performed in all material respects.

      10.2.  DELIVERY BY BUYER.

             Buyer shall have delivered to Sellers the Purchase Price in accordance with Section 2.5, and all contracts, agreements, instruments and documents required to be delivered by Buyer to Sellers pursuant to Section 11.5.


      10.3.  FCC ORDER.

             As a condition precedent to the obligation of Sellers to consummate the Closing but not the Non-License Transfer, the FCC Order shall have been granted.


      10.4.  HART-SCOTT-RODINO.

             All applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated.


      10.5.  LEGAL PROCEEDINGS.

             No injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction shall be in effect that restrains or prohibits the transactions contemplated by this Agreement; and no action or proceeding by or before any Governmental Authority (other than an action or proceeding instituted or threatened by Sellers) shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which would be reasonably likely to restrain, prohibit or invalidate the transactions contemplated by this Agreement or any other Seller Document or Buyer Document.


                                  ARTICLE 11.
                         NON-LICENSE TRANSFER; CLOSING


      11.1.  NON-LICENSE TRANSFER.

             11.1.1. Notwithstanding anything to the contrary herein, provided that the conditions set forth in Article 9 (except for Section 9.4) and Article 10 (except for Section 10.3) shall have been satisfied and the Closing shall not have occurred, there shall be a closing (the "NON-LICENSE TRANSFER") for the purchase and sale of all of the Non-License Assets, on the last business day of the calendar month during which all applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated (the date on which the Non-License Transfer shall occur pursuant to this Section 11.1.1 is referred to herein as the "NON-LICENSE TRANSFER DATE"); provided, however, that if there shall occur an early termination of the waiting period under Hart-Scott-Rodino within five (5) business days prior to the last business day of the month (such date the "EARLY TERMINATION DATE"), then the Non-License Transfer shall occur on the fifth (5th) business day after the Early Termination Date; provided, further, that in such case, the parties shall in good faith take reasonable actions to effect the economics of the Non-License Transfer as of the end of the last business day of the preceding calendar month.

             11.1.2. At the Non-License Transfer, Sellers shall sell, assign, transfer, convey and deliver to Buyer free and clear of any Encumbrances other than Permitted Encumbrances, and Buyer shall purchase, acquire, pay for and accept from Sellers, all right, title and interest of Sellers in, to and under the Non-License Assets.


      11.2.  CLOSING.

             11.2.1. To the extent not previously transferred pursuant to the Non-License Transfer, and provided that the conditions set forth in Article 9 and Article 10 shall have been satisfied, the closing for all of the Assets hereunder (the "CLOSING") shall be held on a date specified by Buyer in writing that is not later than the tenth (10th) day after the date on which the FCC Order shall have become a Final Order; provided, that such written notice shall be provided to Sellers at least five (5) business days prior to the Closing Date (the date on which the Closing shall occur pursuant to this Section 11.2.1 is referred to herein as the "CLOSING DATE").

             11.2.2. If there shall occur a Non-License Transfer but the Closing shall not have occurred on or prior to such date which is twelve (12) months after the date hereof (the "OUTSIDE CLOSING DATE") solely due to the failure to receive an FCC Order for reasons relating to Buyer's qualifications and all conditions to the Closing (other than those set forth in Sections 9.4 and 10.3) shall have been satisfied or waived, then Buyer shall pay to Sellers on the Outside Closing Date all amounts that would have been payable to Sellers had the Closing occurred on the Outside Closing Date. Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement or otherwise, Buyer's obligation to pay such amounts pursuant to this
Section 11.2.2 and the rights of Sellers to receive such payment shall be absolute and unconditional (subject to the conditions of the preceding sentence) and not subject to any right of set off, deduction or counterclaim. Payment of the amounts at the Non-License Transfer or pursuant to this Section
11.2.2 shall be final and non-refundable and Buyer shall not seek to recover all or any part of such payment from any Seller for any reason whatsoever (other than pursuant to Article 12). Notwithstanding such payment to Sellers, the Time Brokerage Agreement shall remain in effect from and after the Outside Closing Date in accordance with the terms and conditions of the Time Brokerage Agreement. All payments pursuant to this Section 11.2.2 shall be made by wire transfer of immediately available funds to an account or accounts identified in writing by Sellers.


      11.3.  TIME AND PLACE OF NON-LICENSE TRANSFER AND CLOSING.

             The Closing and the Non-License Transfer shall be held at 10:00 A.M. local time on the Closing Date and the Non-License Transfer Date, respectively, at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia, or at such other time and place as the parties may agree in writing.


      11.4.  DELIVERY BY SELLER.

             At the Non-License Transfer and the Closing, as applicable, Sellers shall deliver to Buyer the following:

             11.4.1. AGREEMENTS AND INSTRUMENTS

                     The following bills of sale, assignments and other instruments of transfer duly executed by Sellers:

                     (a)  the Bill of Sale;

                     (b) the Assignment of FCC Licenses; provided that the Assignment of FCC Licenses shall not be delivered at the Non-License Transfer;

                     (c)  the Assignment of Contracts and Leases;

                     (d)  the Assumption Agreement;

                     (e) certificates of title with respect to the motor vehicles listed on Schedule 2.1.10 or if any such motor vehicles are leased by Sellers, an assignment of such lease;

                     (f) special or limited warranty deeds for all Real Property owned by Sellers substantially in the form attached hereto as Exhibit E;

                     (g) real and personal property transfer tax forms, including, without limitation, those set forth in Exhibit F attached hereto; and

                     (h) the Time Brokerage Agreement; provided that the Time Brokerage Agreement shall not be delivered at the Closing.

             11.4.2. CONSENTS.

                     Copies of all consents Sellers have been able to obtain to effect the assignment to Buyer of the Station Contracts listed on Schedule 3.4.1.

             11.4.3. CERTIFIED RESOLUTIONS.

                     A copy of the approval of the board of directors and stockholders of each Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the other Sellers Documents, and the consummation of the transactions contemplated hereby and thereby.

             11.4.4. OFFICERS' CERTIFICATES.

                     (a) A certificate of each Seller certifying the matters set forth in Section 9.1; and

                     (b) A certificate of each Seller as to the incumbency of the representatives of such Seller executing this Agreement or any of the other Seller Documents on behalf of such Seller.

             11.4.5. ORGANIZATIONAL DOCUMENTS.

                     Copies of the organizational documents of each Seller certified by an executive officer of such Seller as being correct and complete.

             11.4.6. DEPOSIT

                     Instructions to the Deposit Escrow Agent in writing to return the Deposit to Buyer on the Transfer Date.

             11.4.7. RELEASES.

                     Duly executed releases, termination statements and mortgage satisfactions to the extent necessary to release any Encumbrances on the Assets required to be removed by Sellers pursuant to the terms of this Agreement.

             11.4.8. FIRPTA CERTIFICATE.

                     A certificate of nonforeign status under Section 1445 of the Code.

             11.4.9. TITLE INSURANCE DOCUMENTS.

                     An owner's affidavit executed by Sellers and such other customary documents and certificates executed by Sellers reasonably acceptable to Sellers and as may be reasonably required by Buyer's title insurance company with respect to Buyer's title insurance of the Real Property and Leased Property.


      11.5.  DELIVERY BY BUYER.

             At the Non-License Transfer and the Closing, as applicable, Buyer shall deliver to Sellers the following:

             11.5.1. PURCHASE PRICE PAYMENT.

                     The Purchase Price in the amount and manner set forth in
Section 2.5.

             11.5.2. AGREEMENTS AND INSTRUMENTS.

                     The following agreements, documents and instruments duly executed by Buyer:

                     (a)  the Assumption Agreement;

                     (b) the Time Brokerage Agreement; provided that the Time Brokerage Agreement shall not be delivered at the Closing; and

                     (c) real and personal property transfer tax forms, including, without limitation, those set forth in Exhibit F attached hereto.

             11.5.3. CERTIFIED RESOLUTIONS.

                     Copies of the resolutions of the directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby.

             11.5.4. OFFICERS' CERTIFICATE.

                     (a) A certificate of Buyer signed by an officer of Buyer certifying the matters set forth in Section 10.1; and

                     (b) a certificate signed by the Secretary of Buyer as to the incumbency of the officers of Buyer executing this Agreement or any of the other Buyer Documents on behalf of Sellers.


                                  ARTICLE 12.
                           SURVIVAL; INDEMNIFICATION


      12.1.  SURVIVAL OF REPRESENTATIONS.

             Unless otherwise set forth herein, all representations and warranties, covenants and agreements of Sellers and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Non-License Transfer Date or the Closing Date, as applicable, and shall remain in full force and effect to the following extent: (a) representations, warranties, covenants and agreements of Sellers with respect to the Non-License Assets shall remain for a period of twelve (12) months after the Non-License Transfer Date; (b) representations, warranties, covenants and agreements of Sellers with respect to the License Assets shall survive for a period of twelve (12) months after the Closing Date; provided, however, that any representation, warranty, covenant or agreement that is the subject of a claim which is asserted by the party seeking indemnification hereunder in a reasonably detailed writing delivered to the other party or parties, as the case may be, prior to the expiration of either such twelve (12) month period shall survive with respect to such claim or dispute until the final resolution thereof; and (c) the following covenants and agreements shall continue in full force and effect until fully discharged: Sections 6.3 and 7.1 (which relate to confidentiality), Sections 6.2.8 and 7.3 (which relate to access), Section 8.4 (which relates to employee matters), Article 12 (which relates to indemnification) and Article 15 (which relates to miscellaneous matters). No claim for indemnification may be made pursuant to this Article 12 after the survival period set forth in this Section 12.1.


      12.2.  INDEMNIFICATION BY SELLERS.

             Subject to the conditions and provisions of Section 12.4 and
Section 12.5, from and after the Transfer Date, Sellers, jointly and severally, agree to indemnify, defend and hold harmless Buyer, and Buyer's officers, directors, employees, agents and shareholders ("BUYER INDEMNIFIED PARTIES") from and against and in any respect of any and all Losses, asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Parties, directly or indirectly, by reason of or resulting from: (a) any failure by Seller to pay, perform or discharge any Liabilities of Seller not expressly assumed by Buyer pursuant hereto or pursuant to any Buyer Document; (b) the business or operations of the Station during the period prior to the Transfer Date (except to the extent such Loss is an

Assumed Liability); (c) any misrepresentation or breach of the representations, warranties and certifications of Sellers contained in or made pursuant to this Agreement or any other Seller Document; or (d) any breach by Sellers of any covenants of Sellers contained in or made pursuant to this Agreement or any other Seller Document.


      12.3.  INDEMNIFICATION BY BUYER.

             Subject to the conditions and provisions of Section 12.4 and
Section 12.5, from and after the Transfer Date, Buyer hereby agrees to indemnify, defend and hold harmless Sellers, and their respective officers, directors, employees, agents and partners ("SELLER INDEMNIFIED PARTIES") from, against and with respect of any and all Losses, asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Parties, directly or indirectly, by reason of or resulting from: (a) any failure by Buyer to pay, perform or discharge any Assumed Liabilities; (b) the business or operations of the Station during the period from and after the Transfer Date; (c) any misrepresentation or breach of the representations, warranties and certifications of Buyer contained in or made pursuant to this Agreement or any other Buyer Document; or (d) any breach by Buyer of any covenants of Buyer contained in or made pursuant to this Agreement or any other Buyer Document.


      12.4.  LIMITATIONS ON INDEMNIFICATION

             12.4.1. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Losses include a party's indirect, consequential, incidental, exemplary or punitive damages or other special damages or lost profits, regardless of the theory of recovery. Each party hereto agrees to use reasonable efforts to mitigate any Losses which form the basis for any claim for indemnification hereunder.

             12.4.2. Sellers (taken as a whole) shall not be liable to the Buyer Indemnified Parties in respect of any indemnification under Section 12.2(c) or Section 12.2(d) (with respect to breaches of covenants set forth in Sections 6.1 and 6.2) except to the extent that the aggregate Losses of the Buyer Indemnified Parties under such Sections exceed One Hundred Thousand Dollars ($100,000) (the "BASKET AMOUNT"), and then only to the extent of the excess over the Basket Amount. Buyer shall not be liable to the Seller Indemnified Parties in respect of any indemnification under Section 12.3(c) or
Section 12.3(d) (with respect to breaches of covenants set forth in Section 7.2) except to the extent that the aggregate Losses of the Seller Indemnified Parties under such Sections exceed the Basket Amount, and then only to the extent of the excess over the Basket Amount.

             12.4.3. Notwithstanding any other provision of this Agreement to the contrary (other than Section 12.4.2), Buyer acknowledges and agrees that the maximum aggregate liability of Sellers (taken as a whole) pursuant to
Section 12.2(c) and Section 12.2(d) (with respect to breaches of covenants set forth in Sections 6.1 and 6.2) of this Agreement to the Buyer Indemnified Parties and any third parties for any and all Losses shall not exceed Two Million Dollars ($2,000,000), regardless of the form of action, whether in contract or tort, including negligence, and regardless of whether or not the Sellers are notified of the possibility of damages to the Buyer Indemnified Parties or any other third party; provided, however, nothing in this Section
12.4.3 shall be construed to constitute a waiver or limitation of any claims by Buyer based on fraud. Notwithstanding anything to the contrary in this Agreement, from and after the Transfer Date, the indemnifications set forth in this Article 12 shall be the sole and exclusive remedies available to the Buyer Indemnified Parties and the Seller Indemnified Parties for any claims arising out of or related to the transactions contemplated by this Agreement, including, without limitation, any claims for breaches of representations, warranties, covenants or agreements contained in this Agreement, or any certificate delivered pursuant to this Agreement or otherwise in connection with this Agreement; provided, however, that from after the Non-License Transfer and prior to the Closing, Buyer shall also have the remedies set forth in Section 14.4 with respect to the covenants and agreements of Sellers that survive the Transfer Date.

             12.4.4. Each party (a "RECIPIENT PARTY") shall notify the other party (the "REPRESENTING PARTY") reasonably promptly of any perceived breach by the representing party of which the recipient party has knowledge of any representations and warranties, covenants, and agreements and of any Losses (including a brief description of the same) of the recipient party caused thereby. In the event of any breach that is cured prior to the Transfer Date in accordance with the terms of this Agreement, the representing party shall have no obligation under Section 12.2 or Section 12.3 or otherwise to indemnify the recipient party with respect to such Losses.


      12.5.  CONDITIONS OF INDEMNIFICATION.

             The obligations and liabilities of Sellers and of Buyer hereunder with respect to their respective indemnities pursuant to this Article 12, resulting from any Losses, shall be subject to the following terms and conditions:

             12.5.1. The party seeking indemnification (the "INDEMNIFIED PARTY") must give the other party or parties, as the case may be (the "INDEMNIFYING PARTY"), notice of any such Losses promptly after the Indemnified Party receives notice thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure.

             12.5.2. The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing (reasonably acceptable to the Indemnified Party), the defense of such Losses at the Indemnifying Party's risk and expense; provided, however, that as a condition to the exercise of such right to undertake defense of such Losses, the Indemnifying Party shall, as between the Indemnifying Party and the Indemnified Party, assume the liability for such Losses, without regard to the limitations set forth in Section 12.4.3.

             12.5.3. In the event that the Indemnifying Party shall elect not to undertake such defense, or, within a reasonable time after notice from the Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Losses at any time prior to settlement, compromise or final determination thereof (with counsel reasonably acceptable to the Indemnified Party)). In such event, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

             12.5.4. Anything in this Section 12.5 to the contrary notwithstanding, (a) if any third party alleges the right to or seeks any remedy other than money damages or other money payments, the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to participate in and direct the defense, compromise or settlement of the Losses,
(b) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance satisfactory to the Indemnified Party, and (c) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Losses (d) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith, and (e) in the event that both the Indemnified Party and the Indemnifying Party are parties (directly or through interpleader) to any Losses giving rise to indemnification hereunder and the Indemnified Party is advised by counsel that there is or may be a conflict of interest in the representation of both the Indemnified Party and the Indemnifying Party by one firm of counsel, the Indemnified Party shall be entitled to assume, at the sole cost and expense of the Indemnifying Party, the defense, compromise and settlement (subject to clause (b) above) of such Loss with counsel (in addition to local counsel) reasonably satisfactory to the Indemnifying Party.

             12.5.5 In the event that an Indemnified Party has a good faith basis for a claim for indemnification which does not involve a claim against it by a third party (a "DIRECT CLAIM"), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim with reasonable promptness, specifying, to the extent known, the nature, circumstances and amount of such Direct Claim (a "DIRECT CLAIM NOTICE"), including with particularity the specific representation and warranty or covenant and agreement alleged to have been breached; provided, that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure. If the Indemnifying Party notifies the Indemnified Party that it disputes an Indemnified Party's right of indemnification with respect to a particular Direct Claim, the parties shall use their reasonable efforts to negotiate a resolution of such dispute promptly. Except to the extent of the limitations on indemnification set forth in this Article 12, nothing in this Section 12.5.5 shall be deemed to prevent any Indemnified Party from initiating litigation under this Agreement with respect to any Direct Claim disputed by the Indemnifying Party for the purpose of establishing the Indemnified Party's right to indemnification hereunder.


      12.6.  CURE OF BREACH

             Notwithstanding any other provision of this Agreement to the contrary, a breach by Sellers of any representations and warranties or a failure to perform any covenant or agreement hereunder may be cured prior to the Transfer Date by Sellers (a) by reducing the Purchase Price in an amount equal to the Losses to Buyer caused by such breach, (b) by making payment to a third party or taking other action to discharge the Losses, (c) by placing an amount equal to the Losses in an escrow account under an escrow arrangement reasonably satisfactory to Sellers and Buyer, or (d) a combination of the foregoing. If the foregoing actions fully cure the breach, and the Non-License Transfer or Closing, as the case may be, is consummated, Sellers shall have no obligation under Section 12.2 or otherwise to indemnify Buyer with respect to the Losses caused by such breach; if such actions partially cure the breach, Sellers shall continue to have an obligation under
Section 12.2 to indemnify Buyer with respect to the remaining portion of the Losses caused by such breach. This Section 12.6 shall not operate to limit
Section 9.1.


                                  ARTICLE 13.
                                  TERMINATION


      13.1.  TERMINATION

             This Agreement may be terminated at any time prior to the Closing by:

             13.1.1. the mutual consent of Sellers and Buyer;

             13.1.2. either Buyer or Sellers, by written notice of termination delivered to the other, if (a) the Transfer Date has not occurred within twelve
(12) months after the date of this Agreement; provided, however, that the failure of the Non-License Transfer to have occurred within twelve (12) months of the date of this Agreement shall not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 13.1.2(a); and provided, further, that Buyer's right to terminate this Agreement pursuant to this Section 13.1.2(a) shall be subject to Sellers' rights to extend the Transfer Date pursuant to Section 8.2; or (b) the FCC designates the applications contemplated by Section 5.1 for an evidentiary hearing; provided, however, that Sellers shall not be permitted to terminate this Agreement pursuant to this Section 13.1.2(b) after the Non-License Transfer Date;

             13.1.3. either Buyer or Sellers in the event that any court or Governmental Authority of competent jurisdiction shall issue a final, non-appealable injunction prohibiting the transactions contemplated by this Agreement; provided, however, that the issuance of such final, non-appealable injunction shall not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 13.1.3; provided that Sellers shall not be permitted to terminate this Agreement pursuant to this
Section 13.1.3 after the Non-License Transfer Date;

             13.1.4. either Buyer or Sellers in accordance with the terms and conditions of Article 14; or

             13.1.5. Sellers if (a) the Closing shall not have occurred within thirty (30) months after the date of this Agreement, and (b) Buyer shall not have paid to Sellers on or prior to the end of such thirty (30) month period, all amounts payable to Sellers by Buyer at the Closing; provided, however, that the failure of the

Closing to have occurred within such thirty (30) month period shall not be caused by a breach of this Agreement by Sellers.


      13.2.  EFFECT OF TERMINATION

             13.2.1. In the event this Agreement is terminated as provided in Sections 13.1.1, 13.1.2, 13.1.3 or 13.1.5, Buyer shall receive the immediate return of the Deposit (except in the event that the Non-License Transfer shall have occurred) and this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder; provided, however, that the obligations of Buyer and Sellers set forth in Sections 6.3 and 7.1 (which relate to confidentiality), and Section 15.3 (which relates to payment of certain expenses), shall survive such termination and the parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity or otherwise (including, without limitation, specific performance).

             13.2.2. In the event this Agreement is terminated as provided in
Section 13.1.4, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder; provided, however, that the obligations of Buyer and Sellers set forth in Sections 6.3 and 7.1 (which relate to confidentiality),
Article 14 (which relates to remedies and the Deposit) and Section 15.3 (which relates to payment of certain expenses), shall survive such termination and the parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity or otherwise (including, without limitation, specific performance).


                                  ARTICLE 14.
                                   REMEDIES


      14.1.  DEFAULT BY BUYER.

             If each condition set forth in Section 9 and Section 10 (other than any condition that has not been satisfied solely as a result of an uncured misrepresentation or breach of representation or warranty of Buyer set forth in this Agreement or a default by Buyer in the performance of its obligations under this Agreement) has been satisfied or waived, and Buyer has breached its obligation to effect the transactions to be consummated on the Transfer Date by the date required pursuant to Sections 11.1 or 11.2, as the case may be, then Sellers shall be entitled, by written notice to Buyer, to terminate this Agreement, and as Sellers' sole remedy under this Agreement, to receive the Deposit as liquidated damages, and upon the receipt of such payment by Sellers, Buyer shall be discharged from all further liability under this Agreement; provided, however, Buyer shall have a period of ten (10) business days after receipt of Sellers' written termination notice to cure any such misrepresentation, breach or default, and if Buyer cures such misrepresentation, breach or default within such ten (10) business day period, Sellers shall have no right to terminate this Agreement based on such misrepresentation, breach or default; provided, further, however, that Buyer shall have no right to such ten (10) business day cure period with respect to any breach by Buyer of Buyer's obligations to consummate the Non-License Transfer on the Non-License Transfer Date (including, without limitation, Buyer's obligation to pay the amounts set forth in Section 2.5.1 on the Non-License Transfer Date, and execute and deliver the agreements, certificates and documents set forth in Section 11.5).


      14.2.  DEFAULT BY SELLERS.

             If there exists a material misrepresentation or breach of representation or warranty of Sellers set forth in this Agreement, or if Sellers shall default in any material respect in the performance of Sellers' obligations under this Agreement, or if, as a result of Sellers' action or failure to act, the conditions precedent to Buyer's or Sellers' obligation to close specified in Section 9 or Section 10 are not satisfied, and for such reason or reasons this Agreement is not consummated, and provided that Buyer shall not then be in default in the performance of Buyer's obligations hereunder, Buyer shall be entitled, by written notice to Sellers, to terminate this Agreement to receive the immediate return of the Deposit, and to pursue any other remedies Buyer has at law or in equity or otherwise; provided, however, Sellers shall have a period of ten (10) business days after receipt of Buyer's written termination notice to cure any such misrepresentation, breach or default, and if Sellers cure such misrepresentation, breach or default within such ten (10) business day period, Buyer shall have no right to terminate this Agreement based on such misrepresentation, breach or default, provided, further, however, that Sellers shall have no right to such ten (10) business day cure period with respect to any breach by Sellers of Sellers' obligation to consummate the Non-License Transfer on the Non-License Transfer Date or the Closing on the Closing Date (including, without limitation, Sellers' obligation to execute and deliver on the Non-License Transfer Date or the Closing Date, as the case may be, the agreements, certificates and documents set forth in Section 11.4).


      14.3.  LIQUIDATED DAMAGES.

             Sellers and Buyer have provided for the amount of the Deposit to be liquidated damages as a remedy for Sellers after having considered carefully the anticipated and actual harms and losses that would be incurred if Buyer defaults and thus fails to perform its obligations to consummate the transactions contemplated hereunder, the difficulty of ascertaining at this time the actual amount of damages, special and general, that Sellers will suffer in such event, and the inconvenience or nonfeasibility of otherwise obtaining an adequate remedy in such event. In any situation hereunder pursuant to which the Deposit shall be payable to Sellers, Buyer agrees to waive any defense that there is an alternative adequate remedy available to Sellers and/or that payment of the Deposit to Sellers would constitute a penalty.


      14.4.  SPECIFIC PERFORMANCE.

             Sellers hereby acknowledge that the Assets are unique, and that the harm to Buyer resulting from Sellers failure to perform their obligations hereunder cannot be adequately compensated by damages. Accordingly, Sellers agree that Buyer shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by Sellers. In any such specific performance action, Sellers agree to waive the defense that there is an adequate remedy at law for damages and agree that Buyer shall be entitled to obtain specific performance of Sellers' obligations hereunder without having to post any bond or other security in any such proceeding.


                                  ARTICLE 15.
                               GENERAL PROVISIONS


      15.1.  ADDITIONAL ACTIONS, DOCUMENTS AND INFORMATION.

             Buyer agrees that it will, at any time, prior to, at or after the Transfer Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Sellers in connection with the consummation of the transactions contemplated by this Agreement. Each Seller agrees that it will, at any time, prior to, at or after the Transfer Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement.


      15.2.  BROKERS.

             Sellers represent to Buyer that, except for the brokerage fees payable to Sellers' Broker (which fees are solely the responsibility of Sellers), Sellers have not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; Buyer represents to Sellers that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Sellers agree to indemnify Buyer, and Buyer agrees to indemnify Sellers, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Transfer Date without limitation and shall not be subject to the Basket Amount contained in Section 12.4.2 or the limitations of Section 12.4.3.


      15.3.  EXPENSES AND TAXES.

             Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, (a) Buyer and Sellers shall each pay one-half (1/2) of all sales (including, without limitation, bulk sales), use, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("TRANSFER TAXES") applicable to, imposed upon or arising out of the transactions contemplated hereby whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon, (b) Sellers and Buyer shall each pay one-half (1/2) of any FCC filing fees incurred in connection with the assignment of the FCC Licenses, and (c) Buyer shall pay any filing fees payable in connection with any HSR Filings. Each party agrees to cooperate with such other party in the timely completion, execution and filing of any documentation required by any local or state governmental agency in connection with the Transfer Taxes.


      15.4.  NOTICES.

             All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

                           If to Buyer:

                                    c/o Nexstar Broadcasting Group, Inc.
                                    200 Abington Executive Park
                                    Suite 201
                                    Clarks Summit, Pennsylvania  18411
                                    Attention:  Mr. Perry A. Sook
                                    Telecopy No.:  (570) 586-8745

                           with a copy (which shall not constitute notice) to:

                                    Kirkland & Ellis
                                    153 East 53rd Street
                                    New York, New York  10022
                                    Attention:  John L. Kuehn, Esq.
                                    Telecopy No.:  (212) 446-4900

                           If to Sellers:

                                    STC Broadcasting, Inc.
                                    3839 Fourth Street, North
                                    Suite 420
                                    St. Petersburg, Florida  33703
                                    Attention:  Mr. David A. Fitz
                                    Telecopy No.:  (727) 821-8092

                           with copies (which shall not constitute notice) to:

                                    Hicks, Muse, Tate & Furst. Inc.
                                    200 Crescent Court
                                    Suite 1600
                                    Dallas, Texas  75201
                                    Attention: Mr. Lawrence D. Stuart, Jr.
                                    Telecopy No.: (214) 740-7355

                           and to:

                                    Hogan & Hartson L.L.P.
                                    8300 Greensboro Drive
                                    Suite 1100
                                    McLean, Virginia  22102
                                    Attention:  Richard T. Horan, Jr., Esq.
                                    Telecopy No.:  (703) 610-6200
or such other address as the addressee may indicate by written notice to the other parties.

             Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.


      15.5.  WAIVER.

             No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.


      15.6.  BENEFIT AND ASSIGNMENT.

             (a) No party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto; provided, however, upon written notice to Sellers, Buyer may assign all or any portion of Buyer's rights and obligations under this Agreement to one or more direct or indirect wholly-owned subsidiaries of Buyer (each a "PERMITTED ASSIGNEE"); provided, further, that
(i) prior to or concurrently with such assignment, Buyer shall have represented, warranted and certified to Sellers in writing that (A) Buyer has no knowledge of any fact or proceeding which would reasonably be expected to disqualify any such Permitted Assignee under the Communications Act or under the rules and regulations of the FCC from acquiring or operating the Station or would cause the FCC not to approve the assignment of the FCC Licenses to any such Permitted Assignee, (B) Buyer has no knowledge of any fact or circumstance relating to any such Permitted Assignee or any of any such Permitted Assignee's affiliates that would reasonably be expected to (1) cause the filing of any objection to the assignment of the FCC Licenses to any such Permitted Assignee, or (2) lead to a material delay in the processing by the FCC of the applications for such assignment, and (C) no waiver of an FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to any such Permitted Assignee, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein; (ii) prior to or concurrently with such assignment, each such Permitted Assignee shall assume in writing all of Buyer's obligations to Sellers, and each such Permitted Assignee shall deliver to Sellers a certificate representing and warranting to Sellers as to the matters set forth in Article 4; (iii) notwithstanding such assumption, Buyer shall not be released from any liabilities or obligations hereunder; (iv) Buyer and any such Permitted Assignee shall be jointly and severally liable for the liabilities or obligations of Buyer and any such Permitted Assignee hereunder (including, without limitation, any obligation pursuant to Article 12 hereof); and (v) such assignment shall not cause a material delay in the receipt of the FCC Order or the Final Order. Notwithstanding the foregoing, if the Non-License Transfer shall have occurred, then Buyer shall have the right at any time after the Non-License Transfer Date and upon at least five (5) business days notice to Sellers, to pay to Sellers all, but not less than all, of the amounts that would have been payable to Sellers had the Closing occurred on the date of such payment, and, at any time after such payment is made, or at any time after Buyer has paid the amount described in Section 11.2.2, Buyer shall be permitted to assign this Agreement, in whole or in part, without regard to the limitations and conditions set forth in Section 15.6(a)(i), (ii), (iv) or (v).

             (b) Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder. Without limiting the foregoing, no employee of Sellers and no other Person shall be a third-party beneficiary under this Agreement (including, without limitation, the provisions of Section 8.4), or any Seller Document or Buyer Document.


      15.7.  ENTIRE AGREEMENT; AMENDMENT.

             This Agreement, including the Schedules and Exhibits hereto and the other instruments and documents referred to herein or delivered pursuant hereto contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification or discharge is sought.


      15.8.  SEVERABILITY.

             If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.


      15.9.  HEADINGS.

             The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.


      15.10. GOVERNING LAW; JURISDICTION.

             This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the state of New York, without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law). The parties hereto hereby irrevocably consent to the nonexclusive jurisdiction and venue of the courts of the State of New York and of any Federal Court located in New York County, New York, in connection with any action, suit or proceeding arising out of or relating to this Agreement. The parties hereto hereby waive personal service of any process in connection with any such action, suit or proceeding and agree that the service thereof may be made by certified or registered mail addressed to or by personal delivery to the other party, at such other party's address set forth pursuant to Section 15.4 hereof. In the alternative, in its discretion, any of the parties hereto may effect service upon any other party in any other form or manner permitted by law.


      15.11. SIGNATURE IN COUNTERPARTS.

             This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.




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

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement, or has caused this Asset Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

                                         SELLERS

                                         STC BROADCASTING, INC.


                                         By: /s/ David A. Fitz
                                            -----------------------------------
                                         Name:   David A. Fitz
                                         Title:  Chief Financial Officer


                                         STC LICENSE COMPANY


                                         By: /s/ David A. Fitz
                                            -----------------------------------
                                         Name:   David A. Fitz
                                         Title:  Chief Financial Officer


                                         BUYER

                                         NEXSTAR BROADCASTING OF ROCHESTER, LLC


                                         By: /s/ Shirley Green
                                            -----------------------------------
                                         Name:   Shirley Green
                                         Title:  Secretary

                                    ANNEX I
                                  DEFINITIONS


      "ACCOUNTING FIRM" shall have the meaning specified in Section 2.6.

      "ACCOUNTS RECEIVABLE" means all accounts receivable with respect to the Station as of the end of the broadcast day immediately preceding the Transfer Date.

      "ADDITIONAL AGREEMENTS" shall have the meaning set forth in Section
6.1.6.

      "APPRAISAL FIRM" shall have the meaning set forth in Section 2.7.

      "APPRAISAL REPORT" shall have the meaning set forth in Section 2.7.

      "ASSETS" shall have the meaning set forth in Section 2.1.

      "ASSUMED ACCRUED EMPLOYEE LIABILITIES" shall mean all Liabilities to be assumed by Buyer pursuant to Sections 8.4.2 and 8.4.4(b) hereof for unused and unpaid vacation and sick leave of the Transferred Employees, and all Liabilities related to Buyer's obligations under Section 8.4 to provide length of service credits to the Transferred Employees for purposes of determining the eligibility of the Transferred Employees for benefits under Buyer's benefit plans.

      "ASSUMED LIABILITIES" means the Liabilities assumed by Buyer pursuant to
Section 2.8 of this Agreement.

      "ASSIGNMENT OF CONTRACTS AND LEASES" means that certain Assignment of Contracts and Leases executed by Sellers, substantially in the form attached hereto as Exhibit C.

      "ASSIGNMENT OF FCC LICENSES" means that certain Assignment of FCC Licenses executed by STC Licensee, substantially in the form attached hereto as Exhibit B.

      "ASSUMPTION AGREEMENT" means that certain Assumption Agreement executed by Buyer and Sellers, substantially in the form attached hereto as Exhibit D.

      "BASE PURCHASE PRICE" shall have the meaning set forth in Section 2.4.

      "BASKET AMOUNT" shall have the meaning set forth in Section 12.4.

      "BENEFIT ARRANGEMENT" means a welfare or benefit program, practice or policy providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

      "BENEFIT PLANS" shall have the meaning specified in Section 3.16.1.

      "BILL OF SALE" means that certain Bill of Sale and Assignment of Assets, dated as of the Transfer Date and executed by Sellers, substantially in the form attached hereto as Exhibit A.

      "BUYER AFFILIATES" mean Nexstar Broadcasting Group, LLC, and all direct or indirect subsidiaries of Nexstar Broadcasting Group, LLC.

      "BUYER DOCUMENTS" means, collectively, this Agreement, the Deposit Escrow Agreement, the Assumption Agreement and the Time Brokerage Agreement and the closing certificates and other deliveries contemplated by Section 11.5.

      "BUYER INDEMNIFIED PARTIES" shall have the meaning specified in Section 12.2.

      "CLOSING" shall have the meaning set forth in Section 11.2.1.

      "CLOSING DATE" shall have the meaning specified in Section 11.2.1.

      "COBRA OBLIGATIONS" shall have the meaning specified in Section 8.4.5.

      "CODE" means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

      "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended.

      "CURRENT BALANCE SHEET DATE" shall have the meaning specified in Section 3.5.2.

      "DEPOSIT" shall have the meaning specified in Section 2.3.

      "DEPOSIT ESCROW AGENT" means United Bank, 1667 K Street, N.W., Washington, D.C. 20006.




                                   ANNEX I-2

      "DEPOSIT ESCROW AGREEMENT" means that certain Deposit Escrow Agreement dated as of the date hereof by and among Buyer, Sellers and the Deposit Escrow Agent.

      "EARLY TERMINATION DATE" shall have the meaning specified in Section
11.1.1.

      "ENCUMBRANCES" means any mortgages, pledges, liens, security interests, defects in title, easements, encumbrances, encroachments and any other matters affecting the title, value, marketability or current use of the Real Property or the Leased Property.

      "ENVIRONMENTAL LAWS" means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, or other requirement relating to the environment, natural resources, public, or employee health and safety, and Hazardous Materials generation, production, use, storage, treatment, transportation or disposal, and includes, but is not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601 et seq.; the Clean Water Act ("CWA"), 33 U.S.C.
Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statues.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

      "EXCLUDED ASSETS" shall have the meaning specified in Section 2.2.

      "EXCLUDED CONTRACTS" shall have the meaning specified in Section 2.1.8.

      "EXCLUDED EMPLOYEE" shall have the meaning specified in Section 8.4.1(a).

      "FCC" means the Federal Communications Commission.

      "FCC LICENSES" shall have the meaning specified in Section 2.1.1.




                                   ANNEX I-3

      "FCC ORDER" means an unconditional order or orders (except for standard conditions imposed by the FCC on all assignments of licenses) of the FCC, or of the Chief, Mass Media Bureau of the FCC, acting under delegated authority, consenting to the assignment to Buyer of the FCC Licenses for the Station.

      "FINAL ORDER" means an FCC Order as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.

      "GAAP" means generally accepted accounting principles consistently applied for the periods involved.

      "GOVERNMENTAL AUTHORITY" means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

      "HART-SCOTT-RODINO" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

      "HSR FILING" shall have the meaning specified in Section 5.2.

      "HAZARDOUS MATERIALS" means any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous wastes", "hazardous substances", "hazardous materials", "extremely hazardous waste", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

      "HEALTH INSURANCE CONTRACTS" means the contracts and agreements of the Station described in Schedule 2.1.8 with (i) Blue Cross & Blue Shield and (ii) the Rochester Area Health Maintenance Organization (d/b/a Preferred Care), each with respect to the health care plans for employees of the Station.

      "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" shall have the respective meanings set forth in Section 12.5.1.

      "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section
2.1.4.




                                   ANNEX I-4

      "LAWS" means any federal, state or local law, statute, code, ordinance, regulation, order, writ, injunction, judgment or decree applicable to the specified Person and to the businesses and assets thereof.

      "LEASED PROPERTY" shall have the meaning set forth in Section 2.1.2.

      "LIABILITIES" means, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheets or other books and records.

      "LICENSE ASSETS" means the FCC Licenses and other Assets described on
Schedule I hereto.

      "LOSSES" means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements; provided that "Losses" shall not include any indirect, consequential, incidental, exemplary or punitive damages or other special damages or lost profits.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, assets or financial condition of the Station, except for any material adverse affect resulting from (a) general economic conditions applicable to the television broadcast industry, or (b) general conditions in the market in which the Station operates.

      "NETWORK AFFILIATION AGREEMENT" means that certain Network Affiliation Agreement dated January 12, 1995, between the Station and CBS Television Network and the other agreements with the CBS Television Network listed under
Section 2 of Schedule 2.1.8 hereto.

      "NON-LICENSE TRANSFER" shall have the meaning set forth in Section
11.1.1.

      "NON-LICENSE ASSETS" means the Assets, other than the License Assets.

      "NON-LICENSE TRANSFER DATE" shall have the meaning set forth in Section 11.1.1.




                                   ANNEX I-5

      "OPERATING CONTRACTS" shall have the meaning set forth in Section 2.1.8.

      "ORDINARY COURSE OF BUSINESS" means, with respect to Sellers, the ordinary course of business consistent with past practices of Sellers; any actions taken pursuant to the requirements of law or contracts existing on the date hereof and described on any of Schedules 2.1.5, 2.1.6, 2.1.8 or 3.14, shall be deemed to be action in the Ordinary Course of Business.

      "OUTSIDE CLOSING DATE" shall have the meaning set forth in Section
11.2.2.

      "PENSION PLAN" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

      "PERMITTED ASSIGNEE" shall have the meaning set forth in Section 15.6(a).

      "PERMITTED ENCUMBRANCES" means (a) Encumbrances arising in connection with equipment or maintenance financing or leasing pursuant to any contract or lease set forth on Schedule 2.1.8 hereto, (b) Encumbrances on Real Property that do not interfere with the value, marketability or use of the Real Property in the operations or business of the Station, (c) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books in accordance with GAAP, (d) Encumbrances identified on Schedule 3.10 that are not required to be discharged or removed on or prior to the Transfer Date and (e) Encumbrances which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the Assets or materially interfere with the use thereof as currently used.

      "PERSON" or "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

      "PLAN" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by Seller; (b) to which Seller contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for Seller and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.




                                   ANNEX I-6

      "PRE-TRANSFER DATE RECORDS" shall have the meaning set forth in Section
7.3.

      "PROGRAM CONTRACTS" shall have the meaning set forth in Section 2.1.5.

      "PRORATION AMOUNT" shall have the meaning set forth in Section 2.7.1.

      "PRORATION ITEMS" means all items of revenue (other than Accounts Receivable) and expense with respect to the Station and the Assets, including power and utility charges, business and license fees (including retroactive adjustments thereof), sales and service charges, commissions, special assessments, and rental payments and personal and real estate Taxes and assessments with respect to the Real Property, taxes (except for Taxes arising from the transfer of the Assets hereunder), deposits, Trade-out Agreements, FCC annual regulatory fees, and other similar prepaid and deferred items and any other operating expenses incurred in the Ordinary Course of Business.

      "PURCHASE PRICE" shall have the meaning set forth in Section 2.4.

      "QUALIFIED PLAN" means a Pension Plan that satisfies, or is intended by Seller to satisfy, the requirements for tax qualification described in Section 401 of the Code.

      "REAL PROPERTY" shall have the meaning set forth in Section 2.1.2.

      "REPRESENTED EMPLOYEES" shall have the meaning set forth in Section
8.4.4.

      "RESTRICTED CONTRACTS" shall have the meaning set forth in Section 6.3.

      "SCHEDULES" means the disclosure schedules delivered by Sellers to Buyer in connection herewith.

      "SELLER AFFILIATE" means any direct or indirect wholly owned subsidiary of STC Broadcasting, Inc.

      "SELLER DOCUMENTS" means, collectively, this Agreement, the Deposit Escrow Agreement, the Assignment of Contracts and Leases, the Bill of Sale, the Assignment of FCC Licenses, and the Assumption Agreement and the Time Brokerage Agreement and the closing certificates and other deliveries contemplated by
Section 11.4.




                                   ANNEX I-7

      "SELLER INDEMNIFIED PARTIES" shall have the meaning set forth in Section 12.3.

      "SELLER TAX RETURNS" means all federal, state, local, foreign and other applicable Tax returns, declarations of estimated Tax reports required to be filed by Sellers (without regard to extensions of time permitted by law or otherwise).

      "SELLERS' BROKER" means Media Venture Partners.

      "STATION" means WROC-TV, Channel 8, Rochester, New York.

      "STATION CONTRACTS" shall have the meaning set forth in Section 2.1.8.

      "STC" means STC Broadcasting, Inc., a Delaware corporation.

      "STC LICENSEE" means STC License Company, a Delaware corporation and a wholly-owned subsidiary of STC.

      "SUBJECT AGREEMENTS" means the following types of Station Contracts: (i) written employment agreements that will not be terminable by Buyer after the Transfer Date at-will without cost or obligation (other than an obligation to pay accrued salary or wages at the normally applicable rate through the time of termination); (ii) agreements related to Real Property and Leased Property;
(iii) program licenses and contracts under which Sellers are authorized to broadcast programs on the Station; (iv) all contracts and agreements pursuant to which commercial air time on the Station is sold, traded or bartered in consideration for any property or services in lieu of or in addition to cash;
(v) network affiliation agreements; (vi) rating service agreements; (vii) advertising sales representation agreements; and (viii) agreements pursuant to which an Encumbrance is placed on an Asset.

      "TAXES" means all federal, state and local taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities.

      "TIME BROKERAGE AGREEMENT" means the Time Brokerage Agreement executed by Buyer and Sellers, in substantially the form attached hereto as Exhibit G.




                                   ANNEX I-8

      "TIME SALES AGREEMENTS" shall have the meaning set forth in Section
2.1.7.

      "TRADE-OUT AGREEMENTS" shall have the meaning set forth in Section 2.1.6.

      "TRANSFER DATE" means either the earlier of the Non-License Transfer Date or the Closing Date.

      "TRANSFER TAXES" shall have the meaning set forth in Section 15.3.

      "TRANSFERRED EMPLOYEE" shall have the meaning set forth in Section 8.4.1.

      "WELFARE PLAN" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.




                                   ANNEX I-9

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             STC BROADCASTING, INC.

                                      AND

                              STC LICENSE COMPANY

                                   AS SELLERS

                                      AND

                     NEXSTAR BROADCASTING OF ROCHESTER, LLC

                                    AS BUYER





                           DATED AS OF MARCH 3, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE 1.  DEFINITIONS AND REFERENCES......................................  1

ARTICLE 2.  SALE AND PURCHASE OF ASSETS; ESCROW DEPOSIT; PURCHASE PRICE;
            PRORATION AMOUNTS; ASSUMPTION OF LIABILITIES....................  2
        2.1.   Asset Sale and Purchase of Assets............................  2
                 2.1.1.  FCC Licenses.......................................  2
                 2.1.2.  Real and Leased Property Interests.................  2
                 2.1.3.  Tangible Personal Property.........................  3
                 2.1.4.  Intellectual Property..............................  3
                 2.1.5.  Program Contracts..................................  3
                 2.1.6.  Trade-out Agreements...............................  3
                 2.1.7.  Broadcast Time Sales Agreement.....................  4
                 2.1.8.  Operating Contracts................................  4
                 2.1.9.  Vehicles...........................................  4
                 2.1.10. Files and Records..................................  4
                 2.1.11. Auxiliary Facilities...............................  4
                 2.1.12. Permits and Licenses...............................  5
                 2.1.13. Goodwill...........................................  5
        2.2.   Excluded Assets..............................................  5
                 2.2.1.  Cash...............................................  5
                 2.2.2.  Account Receivable.................................  5
                 2.2.3.  Deposits and Prepaid Expenses......................  5
                 2.2.4.  Personal Property Disposed Of......................  5
                 2.2.5.  Insurance..........................................  6
                 2.2.6.  Employee Plans and Assets..........................  6
                 2.2.7.  Right to Tax Refunds...............................  6
                 2.2.8.  Certain Books and Records..........................  6
                 2.2.9.  Third-Party Claims.................................  6
                 2.2.10. Rights Under this Agreement........................  7
                 2.2.11. Name...............................................  7
                 2.2.12. Securities.........................................  7
                 2.2.13. Excluded Contracts and Unrelated Assets............  7
        2.3.   Escrow Deposit...............................................  7
        2.4.   Purchase Price...............................................  7
        2.5.   Payment of Purchase Price....................................  8
        2.6.   Proration Amount.............................................  8
        2.7.   Allocation of Purchase Price................................. 10
        2.8.   Assumption of Liabilities.................................... 11

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES BY SELLERS....................... 11
        3.1.   Organization and Standing.................................... 11

                                                                           Page
                                                                           ----
        3.2.   Authorization................................................ 12
        3.3.   Compliance with Laws......................................... 12
        3.4.   Consents and Approvals; No Conflicts......................... 12
        3.5.   Financial Statements; Undisclosed Liabilities................ 13
        3.6.   Absence of Certain Changes or Events......................... 14
        3.7.   Absence of Litigation........................................ 14
        3.8.   Assets....................................................... 14
        3.9.   FCC Matters.................................................. 15
        3.10.  Real Property................................................ 15
        3.11.  Condition of Tangible Assets................................. 16
        3.12.  Intellectual Property........................................ 16
        3.13.  Reports and Records.......................................... 17
        3.14.  Station Contracts............................................ 17
        3.15.  Taxes........................................................ 18
        3.16.  Employee Benefit Plans....................................... 18
        3.17.  Labor Relations.............................................. 20
        3.18.  Environmental Matters........................................ 20
        3.19.  Transactions With Affiliates................................. 21
        3.20.  Insurance.................................................... 21
        3.21.  Interpretation of Certain Provisions......................... 21

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES BY BUYER......................... 22
        4.1.   Organization and Standing.................................... 22
        4.2.   Authorization................................................ 22
        4.3.   Compliance with Laws......................................... 22
        4.4.   Consents and Approvals; No Conflicts......................... 23
        4.5.   Availability of Funds........................................ 23
        4.6.   Qualification of Buyer....................................... 23
        4.7.   No Outside Reliance.......................................... 24
        4.8.   Interpretation of Certain Provisions......................... 24

ARTICLE 5.  PRE-CLOSING FILINGS............................................. 24
        5.1.   Applications for FCC Consent................................. 24
        5.2.   Hart-Scott-Rodino............................................ 25

ARTICLE 6.  COVENANTS AND AGREEMENTS OF SELLERS............................. 25
        6.1.   Negative Covenants........................................... 25
                 6.1.1.  Dispositions; Mergers.............................. 25
                 6.1.2.  Accounting Principles and Practices................ 25
                 6.1.3.  Trade-out Agreements............................... 25
                 6.1.4.  Broadcast Time Sales Agreements.................... 26
                 6.1.5.  Network Affiliation Agreements and Local
                         Marketing Arrangements............................. 26
                 6.1.6.  Additional Agreements.............................. 26
                 6.1.7.  Breaches........................................... 26
                 6.1.8.  Employee Matters................................... 26
                 6.1.9.  Actions Affecting FCC Licenses..................... 27

                                                                           Page
                                                                           ----
                 6.1.10. Programming........................................ 27
                 6.1.11. Affiliated Transactions............................ 27
        6.2.   Affirmative Covenants........................................ 27
                 6.2.1.  Preserve Existence................................. 27
                 6.2.2.  Normal Operations.................................. 27
                 6.2.3.  Maintain FCC Licenses.............................. 28
                 6.2.4.  Network Affiliation................................ 28
                 6.2.5.  Station Contracts.................................. 28
                 6.2.6.  Taxes.............................................. 28
                 6.2.7.  Corporate Action................................... 28
                 6.2.8.  Access............................................. 28
                 6.2.9.  Insurance.......................................... 29
                 6.2.10. Financial Statements............................... 29
        6.3.   Confidentiality.............................................. 29
        6.4.   No Shopping.................................................. 30
        6.5.   No Solicitation of Employees................................. 30

ARTICLE 7.  COVENANTS AND AGREEMENTS OF BUYER............................... 31
        7.1.   Confidentiality.............................................. 31
        7.2.   Corporate Action............................................. 32
        7.3.   Access....................................................... 32
        7.4.   Collection of Receivables.................................... 32

ARTICLE 8.  MUTUAL COVENANTS AND UNDERSTANDINGS OF SELLER AND BUYER......... 33
        8.1.   Possession and Control....................................... 33
        8.2.   Risk of Loss................................................. 34
        8.3.   Public Announcements......................................... 34
        8.4.   Employee Matters............................................. 35
                 8.4.1.  Transferred Employees.............................. 35
                 8.4.2.  Vacation and Sick Leave............................ 36
                 8.4.3.  Severance Benefits................................. 36
                 8.4.4.  Represented Employees.............................. 37
                 8.4.5.  COBRA Obligations.................................. 37
                 8.4.6.  Seller Benefits Plans.............................. 38
                 8.4.7.  401(k) Plans....................................... 38
                 8.4.8.  Employment and Collective Bargaining Contracts..... 38
        8.5.   Disclosure Schedules......................................... 38
        8.6.   Bulk Sales Laws.............................................. 39
        8.7.   Consents..................................................... 39

ARTICLE 9.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE............. 39
        9.1.   Representations and Covenants................................ 39
        9.2.   Required Consent............................................. 40
        9.3.   Delivery of Documents........................................ 40
        9.4.   FCC Order.................................................... 40

                                                                           Page
                                                                           ----
        9.5.   Hart-Scott-Rodino............................................ 40
        9.6.   Legal Proceedings............................................ 40
        9.7.   No Material Adverse Effect................................... 41

ARTICLE 10. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE............ 41
        10.1.  Representations and Covenants................................ 41
        10.2.  Delivery by Buyer............................................ 42
        10.3.  FCC Order.................................................... 42
        10.4.  Hart-Scott-Rodino............................................ 42
        10.5.  Legal Proceedings............................................ 42

ARTICLE 11. NON-LICENSE TRANSFER; CLOSING................................... 42
        11.1.  Non-License Transfer......................................... 42
        11.2.  Closing...................................................... 43
        11.3.  Time and Place of Non-License Transfer and Closing........... 44
        11.4.  Delivery by Seller........................................... 44
                 11.4.1. Agreements and Instruments......................... 44
                 11.4.2. Consents........................................... 45
                 11.4.3. Certified Resolutions.............................. 45
                 11.4.4. Officers' Certificates............................. 45
                 11.4.5. Organizational Documents........................... 45
                 11.4.6. Deposit............................................ 45
                 11.4.7. Releases........................................... 45
                 11.4.8. FIRPTA Certificate................................. 45
                 11.4.9. Title Insurance Documents.......................... 46
        11.5.  Delivery by Buyer............................................ 46
                 11.5.1. Purchase Price Payment............................. 46
                 11.5.2. Agreements and Instruments......................... 46
                 11.5.3. Certified Resolutions.............................. 46
                 11.5.4. Officers' Certificate.............................. 46

ARTICLE 12. SURVIVAL; INDEMNIFICATION....................................... 47
        12.1.  Survival of Representations.................................. 47
        12.2.  Indemnification by Sellers................................... 47
        12.3.  Indemnification by Buyer..................................... 48
        12.4.  Limitations on Indemnification............................... 48
        12.5.  Conditions of Indemnification................................ 49
        12.6.  Cure of Breach............................................... 51

ARTICLE 13. TERMINATION..................................................... 52
       13.1.   Termination.................................................. 52
       13.2.   Effect of Termination........................................ 53

ARTICLE 14. REMEDIES........................................................ 53
        14.1.  Default by Buyer............................................. 53
        14.2.  Default by Sellers........................................... 54
        14.3.  Liquidated Damages........................................... 54
        14.4.  Specific Performance......................................... 55

                                                                           Page
                                                                           ----
ARTICLE 15. GENERAL PROVISIONS.............................................. 55
        15.1.  Additional Actions, Documents and Information................ 55
        15.2.  Brokers...................................................... 55
        15.3.  Expenses and Taxes........................................... 56
        15.4.  Notices...................................................... 56
        15.5.  Waiver....................................................... 58
        15.6.  Benefit and Assignment....................................... 58
        15.7.  Entire Agreement; Amendment.................................. 59
        15.8.  Severability................................................. 60
        15.9.  Headings..................................................... 60
        15.10. Governing Law; Jurisdiction.................................. 60
        15.11. Signature in Counterparts.................................... 60

                                   SCHEDULES

Schedule 2.1.1           FCC Licenses
Schedule 2.1.2           Real Property Interests
Schedule 2.1.3           Tangible Personal Property
Schedule 2.1.4           Intellectual Property
Schedule 2.1.5           Program Contracts
Schedule 2.1.6           Trade-out Agreements
Schedule 2.1.8           Operating Contracts
Schedule 2.1.9           Vehicles
Schedule 2.2.13          Excluded Contracts and Unrelated Assets
Schedule 3.4.1           Consents
Schedule 3.7             Litigation
Schedule 3.8             Encumbrances on Assets
Schedule 3.9             FCC Matters
Schedule 3.10            Encumbrances on Real Property and Leasehold Interests
Schedule 3.11            Condition of Tangible Assets
Schedule 3.16            Employee Benefit Plans
Schedule 3.17.1          Collective Bargaining Agreements
Schedule 3.18            Environmental Matters
Schedule 3.19            Transactions with Affiliates
Schedule 3.20            Insurance
Schedule 6.1.8           Employee Matters
Schedule 8.4.1(a)        Excluded Employee
Schedule 8.4.1(b)        Certain Other Employees
Schedule I               License Assets

                                    EXHIBITS

EXHIBIT A                Form of Bill of Sale and Assignment of Assets

EXHIBIT B                Form of Assignment of FCC Licenses

EXHIBIT C                Form of Assignment of Contracts and Leases

EXHIBIT D                Form of Assumption Agreement

EXHIBIT E                Form of Warranty Deed

EXHIBIT F                Transfer Tax Forms

EXHIBIT G                Form of Time Brokerage Agreement